UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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☐	Soliciting Material Pursuant to § 240.14a-12

KNOWLES CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Knowles Corporation

1151 Maplewood Drive

Itasca, Illinois 60143

www.knowles.com

Notice of Annual Meeting of Stockholders

March 16, 2017

Dear Fellow Stockholders:

You are cordially invited to attend our Annual Meeting of Stockholders at Sofitel Chicago Magnificent Mile, 20 East Chestnut Street, Chicago, Illinois 60611 on Tuesday, May 2, 2017 at 9:00 a.m. local time, to be held for the following purposes:

1.	To elect the three Class I directors named in the proxy statement;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017;

3.	To approve, on an advisory basis, our named executive officer compensation; and

4.	To transact other business that may properly come before the meeting or any postponement or adjournment thereof.

All holders of record at the close of business on March 6, 2017 are entitled to vote at the meeting or any postponement or adjournment thereof. Your vote is very important. Whether or not you plan to attend the meeting, we urge you to review the proxy materials and vote your shares as soon as possible. You may submit your proxy (1) by mail using a traditional proxy card, (2) by telephone at 1-800-690-6903 or (3) through the internet at www.proxyvote.com.

By authority of the Board of Directors,

THOMAS G. JACKSON

Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be held on May 2, 2017.

The Notice of Annual Meeting of Stockholders and Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available at investor.knowles.com.

PROXY STATEMENT

i

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

We are providing this Proxy Statement to our Stockholders in connection with the solicitation of proxies by the Board of Directors for voting at our Annual Meeting of Stockholders (the “Meeting”). We are mailing the Notice of Meeting and this Proxy Statement beginning on or about March 16, 2017.

Date, Place and Time of Meeting

The 2017 Annual Meeting of Stockholders will be held at Sofitel Chicago Magnificent Mile, 20 East Chestnut Street, Chicago, Illinois 60611 on Tuesday, May 2, 2017 at 9:00 a.m. local time.

Record Date

The record date for determining stockholders eligible to vote at the Meeting is March 6, 2017. As of the close of business on that date, we had outstanding 89,135,140 shares of common stock. Each share of common stock is entitled to one vote on each matter and stockholders may not cumulate their votes.

A list of stockholders entitled to vote at the Meeting will be available for examination by any stockholder for any purpose relevant to the Meeting during ordinary business hours at our offices at 1151 Maplewood, Itasca, Illinois 60143, for ten days prior to the Meeting, and also at the Meeting.

Quorum

For purposes of the Meeting, there will be a quorum if the holders of a majority of the outstanding shares of our common stock are present in person or by proxy. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present.

Electronic Delivery of Proxy Materials

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), we are mailing to many of our stockholders a Notice about the internet availability of our Proxy Statement and our Annual Report to stockholders (of which our 2016 Annual Report on Form 10-K is a part) instead of a paper copy of those proxy materials. We believe that this process expedites receipt of our proxy materials by stockholders, while lowering the costs and reducing the environmental impact of the Meeting. All stockholders receiving the Notice will have the ability to access the proxy materials over the internet and to request a paper copy by mail by following the instructions in the Notice. In addition, the proxy card contains instructions for electing to receive proxy materials over the internet in future years.

Stockholders of Record; Beneficial Owners

Most holders of our common stock hold their shares beneficially through a broker, bank or other nominee rather than of record directly in their own name. As summarized below, there are some differences in the way to vote shares held of record and those owned beneficially.

If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record of those shares, and proxy materials are being sent directly to you. As a stockholder of record, you have the right to grant your voting proxy directly to the persons named by our Board of Directors as proxy holders or, if you choose, you may vote in person at the Meeting. If you received printed copies of the proxy materials, we have enclosed a proxy card for you to use. You may also vote on the internet or by telephone using the directions included on the proxy card.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in “street name,” and these proxy materials are being forwarded to you by your broker or other nominee who is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote your shares and you are also invited to attend the Meeting. However, since you are not the stockholder of record, you may not vote those shares in person at the Meeting unless you have a proxy, executed in your favor, from the holder of record of your shares. Your broker or other nominee has enclosed a voting instruction card for you to use in directing your broker or other nominee as to how to vote your shares. We strongly encourage you to instruct your broker or nominee how you wish to vote.

Items of Business

There are three proposals scheduled to be voted on at the Meeting:

1.	the election of the three Class I directors named in this Proxy Statement;

2.	the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2017; and

3.	the approval, on an advisory basis, of our named executive officer compensation.

Vote Required

The Board has adopted a majority vote standard for the election of directors in uncontested elections. Accordingly, each nominee will be elected if the number of votes cast “for” such nominee’s election exceeds the number of votes cast “against” such nominee’s election. The ratification of the appointment of PwC as our independent registered public accounting firm requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Meeting. The proposal to approve our named executive officer (“NEO”) compensation is an advisory, non-binding, resolution and the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Meeting will be deemed to be approval by the stockholders.

Voting Procedures

If you are a stockholder of record, you may vote in person at the Meeting, over the internet, by telephone or by mail by following the instructions provided in our proxy materials. If you hold your shares beneficially in “street name” through a broker or other nominee, you must follow the instructions provided by your broker or other nominee to vote your shares.

If you are a stockholder of record and sign and return your proxy card or vote electronically or by telephone without making any specific selection, then your shares will be voted FOR Proposals 1, 2 and 3.

If you are a beneficial owner of shares and do not provide your broker or other nominee with voting instructions, the broker or other nominee will have discretionary authority to vote on a routine matter. If your broker or other nominee does not receive instructions from you on how to vote your shares on a non-routine matter, the broker or other nominee will inform us that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.” Only Proposal 2 will be considered a routine matter for the Meeting.

Effect of Abstentions and Broker Non-Votes

Broker non-votes will not affect the outcome of the vote on Proposal 1 but will have the same effect as a vote against Proposals 2 and 3.

If you specify that you wish to “abstain” from voting on an item, then your shares will not be voted on that particular item. Abstentions will not affect the outcome of the vote on Proposal 1. However, they will have the same effect as a vote against Proposals 2 and 3.

Revoking Your Proxy

If you are a stockholder of record, whether you give your proxy over the internet, by telephone or by mail, you may revoke it at any time before it is exercised. You may enter a new vote by voting in person at the Meeting, by using the internet or the telephone or by mailing a new proxy card bearing a later date so long as it is received prior to the Meeting. If you hold your shares beneficially in “street name” through a broker or other nominee, you must follow the instructions provided by your broker or nominee as to whether and how you may revoke your proxy.

Stockholders Sharing the Same Address

Rules of the SEC permit us to deliver only one copy of our proxy materials to multiple stockholders of record who share the same address and have the same last name, unless we have received contrary instructions from one or more of the stockholders. This delivery method, called “householding,” reduces our printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards.

If you are a stockholder of record who currently receives a single copy of our proxy materials and wishes to receive a separate copy of our proxy materials or if you are currently receiving multiple copies of our proxy materials at the same address and wish to receive only a single copy, please write to or call the Secretary of Knowles Corporation at 1151 Maplewood Drive, Itasca, Illinois 60143, telephone: 630-238-5353.

Beneficial owners sharing an address who are currently receiving multiple copies of our proxy materials and wish to receive only a single copy in the future, or who currently receive a single copy and wish to receive separate copies in the future, should contact their bank, broker or other holder of record to request that only a single copy or separate copies, as the case may be, be delivered to all stockholders at the shared address in the future.

Proxy Solicitation Costs

We will pay the cost of printing and mailing proxies, but we will not pay a fee to any of our officers or employees or to officers or employees of any of our subsidiaries as compensation for soliciting proxies.

Inspector of Election

A representative of Broadridge Financial Solutions will serve as the inspector of election at the Meeting.

Voting Results

We will announce preliminary voting results at the Meeting and report final voting results within four business days of the Meeting on a Form 8-K. You can access that Form 8-K and our other reports we file with the SEC at our website investor.knowles.com or at the SEC’s website www.sec.gov. The information provided on these websites is for information purposes only and is not incorporated by reference into this Proxy Statement.

Cameras, recording equipment, electronic devices, or packages will not be permitted in the Meeting. You will need to present photo identification to gain entrance. For directions to the Meeting, please call 630-238-5353.

ITEMS TO BE VOTED UPON

Proposal 1 — Election of the Three Class I Directors Named in this Proxy Statement

Information about Our Board and the Nominees

Our Board of Directors consists of eight members and is divided into three classes, each having three-year terms that expire in successive years. The term of the Class I directors expires at the 2017 Annual Meeting of Stockholders. The Board proposes that the three nominees named below, Messrs. Niew, Barnes and Lochridge each of whom is currently serving as a Class I director, be re-elected to Class I for a new term of three years expiring at the 2020 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified or their earlier removal, resignation or retirement.

Proxies may be voted “for,” “against” or “abstain” for each of the Board’s recommended nominees proposed for re-election. To be elected as a Class I director, the number of votes cast “for” a director nominee’s election must exceed the number of votes cast “against” such nominee’s election. Abstentions and broker non-votes will have no effect in determining whether the required vote for the election of a director has been obtained. If an affirmative majority vote has not been obtained with respect to any director nominee, such nominee will be required to tender his resignation for consideration by the Board, and the Board will then determine whether or not to accept the resignation.

If any nominee for re-election becomes unavailable to serve as a director before the Meeting, an event which we do not anticipate, the proxy holders selected by our Board of Directors may vote for a substitute nominee or nominees as may be designated by our Board of Directors for election at the Meeting.

Policy Regarding Director Qualification

The Board, in part through its delegation to the Governance and Nominating Committee, seeks to recommend qualified individuals to become members of the Board. The Board selects individuals as director nominees who, in the opinion of the Board, demonstrate the highest personal and professional integrity, who have demonstrated exceptional ability and judgment, who can serve as a sounding board for our CEO on planning and policy, and who will be most effective, in connection with the other directors and director nominees, in collectively serving the long-term interests of all our stockholders. The Board prefers nominees to be independent of the Company but believes it is desirable to have on the Board at least one representative of current management. In considering diversity in selecting director nominees, the Governance and Nominating Committee gives weight to the extent to which candidates would increase the effectiveness of the Board by broadening the mix of experience, knowledge, backgrounds, skills, ages and tenures represented among its members. The Board believes that diversity (inclusive of gender and race) should be a consideration in board succession planning and recruiting, consistent with nominating only the most qualified candidates for the Board who bring the required skills, competencies and fit to the Boardroom. The Board remains committed to considering board candidate slates that are as diverse as possible and to that end, require that diversity be a central component of search criteria for director candidates. Given the global reach and the complexity of businesses operated by Knowles, the Board considers multi-industry and multi-geographic experience a significantly favorable characteristic.

NOMINEES FOR DIRECTOR – CLASS I DIRECTORS – TERM IF ELECTED EXPIRING 2020

Jeffrey S. Niew

Director Nominee

Age: 50

Director since: February 2014

Business Experience: President & Chief Executive Officer of Knowles (since 2013). Former Vice President of Dover Corporation and President and Chief Executive Officer of Dover Communication Technologies (from 2011 to February 2014). Mr. Niew joined Knowles Electronics LLC in 2000, and became Chief Operating Officer in 2007, President in 2008 and President and Chief Executive Officer in 2010. Prior to joining Knowles Electronics, Mr. Niew was employed by Littelfuse, Inc. (from 1995 to 2000) where he held various positions in product management, sales and engineering in the Electronic Products group, and by Hewlett-Packard Company (from 1988 to 1994) where he served in various engineering and product management roles in the Optoelectronics Group.

Other Board Experience: Director of Advanced Diamond Technologies, Inc.; member of the Advisory Board of the University of Illinois – College of Engineering.

Skills and Qualifications: Mr. Niew is Knowles’ current Chief Executive Officer and the Board believes it is desirable to have on the Board at least one active management representative to facilitate its access to timely and relevant information and its oversight of the Company’s strategy, planning, performance and enterprise risks. Mr. Niew brings to the Board considerable management experience and a deep understanding of Knowles’ markets and operating model which he gained during more than 17 years in management positions at Knowles, including 10 years in senior management positions. His broad experience in all aspects of management and Knowles’ products, technologies, customers, markets, operations and executive team enable him to give valuable input to the Board in matters involving business strategy, capital allocation, transactions and succession planning.

Keith L. Barnes

Independent Director Nominee

Age: 65

Director since: February 2014

Committees served: Audit (Chair); Governance and Nominating

Business Experience: Chairman and CEO of Barnes Capital Management, a family office investment company, since 2011. Mr. Barnes is the retired Chairman and CEO of Verigy Pte. Ltd. Mr. Barnes served as CEO at Verigy Ltd from 2006 to 2010 and Chairman of the Board from 2008 to 2011; Chairman and CEO of Electroglas, Inc., from 2003 to 2006; and CEO of Integrated Measurement Systems, Inc., from 1995 to 2001. Before that, he was a division president at Cadence Design Systems, Inc., and prior thereto, division president of Valid Logic Systems, Inc.

Other Board Experience: Director of Mentor Graphics Corporation (since 2012); Viavi Solutions Corporation (since 2011 and chairman of the compensation committee, currently); Rogers Corporation (since 2015); The Classic Wines Auction; and San Jose State University Tower Foundation. Former director of Spansion, Inc. (from 2011 to 2015) (Spansion merged with Cypress Semiconductor Corporation in 2015), Intermec Inc. (from 2012 to 2013), Verigy Ltd. (from 2006 to 2010), Cascade Microtech, Inc. (from 2004 to 2010), Electroglas Inc. (from 2003 to 2006), and DATAIO Corporation (from 1996 to 2001). Former Vice Chairman of the Board of Directors of Oregon Growth Account (from 2002 to 2003).

Skills and Qualifications: Mr. Barnes has had extensive experience as a specialist in maximizing shareholder value and leading companies through initial public offerings, secondary offerings and debt financings. At Verigy, he led the company in a successful spin-off from Agilent and through an IPO in 2006. In 2011, as chairman of the board, he led the sale of Verigy to Advantest Corporation of Japan. At Cadence Design Systems, Inc., he led the spinoff of the Integrated Measurement Systems division and led the successful IPO in 1995 and then a second offering. In 2001, Integrated Measurement Systems was acquired by Credence Systems, creating significant shareholder value.

Richard K. Lochridge

Independent Director Nominee

Age: 73

Director since: February 2014

Committees served: Compensation (Chair); Governance and Nominating

Business Experience: Retired President (from 1986 to 2010) of Lochridge & Company, Inc., a management consulting firm.

Other Board Experience: Over a period of 30 years, Mr. Lochridge has served on the boards of seven public companies, including his current service as a director of Dover Corporation (since 1999). Mr. Lochridge is a former Director of PetSmart, Inc. (from 1998 to 2015) and The Lowe’s Company, Inc. (from 1998 to 2016).

Skills and Qualifications: Mr. Lochridge’s experience in management consulting makes him a valuable contributor to the Board and advisor to Knowles’ President & Chief Executive Officer as an expert on strategic planning, management styles, succession planning and similar matters. He worked many years with Boston Consulting Group where a majority of his experience was with non-U.S. companies or covering international or global markets, and where he was responsible for the general management of Boston Consulting Group’s international offices. His consulting work has enabled him to work closely with the boards and senior management of many public companies on complex and important transactions and projects in global arenas, giving him experience and insight that are beneficial to Knowles.

CLASS II DIRECTORS – TERM EXPIRING 2018

Didier Hirsch

Independent Director

Age: 66

Director since: December 2014

Committees served: Audit; Governance and Nominating

Business Experience: Senior Vice President and Chief Financial Officer (since 2010) of Agilent Technologies, Inc., a global leader in life science, diagnostics and applied chemical markets, providing instruments, software, services and consumables for the entire laboratory workflow. Previously served as Agilent’s Chief Accounting Officer (from 2007 to 2010), interim Chief Financial Officer (2010), Vice President, Corporate Controllership and Tax (from 2006 to 2010), Vice President and Controller (from 2003 to 2006) and Vice President and Treasurer (from 1999 to 2003). Prior to joining Agilent, Mr. Hirsch served in various financial capacities and roles (from 1989 to 1999) at Hewlett-Packard Company.

Other Board Experience: Director of Logitech International S.A. (since 2012). Former director of International Rectifier Corporation (from 2012 to 2015).

Skills and Qualifications: Mr. Hirsch’s qualifications to serve on our Board include his experience as Chief Financial Officer of a public company, his financial and risk management expertise, his experience on the boards of directors of two other public companies (including his service as chair of an audit committee), his international experience, his regulatory knowledge and his work with technology and semiconductor companies throughout his career.

Ronald Jankov

Independent Director

Age: 58

Director since: February 2014

Committees served: Compensation; Governance and Nominating

Business Experience: Previously served as the Senior Vice President and General Manager of the Processors and Wireless Infrastructure Division (from 2012 to 2014) of Broadcom Corp., a provider of semiconductor solutions for wired and wireless communications. Mr. Jankov joined Broadcom in 2012 following its acquisition of NetLogic Microsystems Inc., a fabless semiconductor company that went public in 2004, where Mr. Jankov served as President and Chief Executive Officer (from 2000 to 2012). Previously, Mr. Jankov served as Vice President of Sales and then Vice President and General Manager for the Multimedia Division (from 1995 to 1999) of NeoMagic Corporation, as Vice President (from 1994 to 1995) of Cyrix Corporation and as founder (from 1990 to 1994) of Accell Corp.

Other Board Experience: Director of Xilinx, Inc. (since 2016) and sole trustee of the Jankov Trust and the Grace Czimarik Charitable Trust. Former director of NetLogic Microsystems Inc. (from 2000 to 2012) and eASIC Corporation (from 2014 to 2016).

Skills and Qualifications: As a successful technology entrepreneur, Mr. Jankov brings valuable insights and a unique perspective into the product, the technology and the market, and also contributes to the strategic vision for Knowles as a result of his expertise in growth via acquisitions and development of innovations. He brings extensive hands-on, deal-making experience through his leadership of several ventures through an initial public offering or a sale to a strategic buyer. Furthermore, as a public technology company Chief Executive Officer, he has developed substantial knowledge, understanding and skill in building and managing a technology company such as Knowles.

CLASS III DIRECTORS – TERM EXPIRING 2019

Jean-Pierre M. Ergas

Independent Chairman

Age: 77

Director since: February 2014

Committees served: Audit; Governance and Nominating

Business Experience: Mr. Ergas is a private investor. Since 2010, he has been the Managing Partner of Ergas Ventures, LLC. He is also the former Chief Executive Officer (from 2000 to 2007) of BWAY Corporation, a steel and plastic container manufacturer, and American National Can Company, Cegedur Pechiney, Cebal S.A. and Alcan Europe, and former senior executive at Pechiney S.A. and Alcan Aluminum Limited.

Other Board Experience: Director (since 1995) and former Chairman of the Board of Directors (from 2000 to 2010) of BWAY Corporation. Former director of Dover Corporation (from 1994 to 2016) and Plastic Omnium (from 1990 to 2016).

Skills and Qualifications: Mr. Ergas brings to the Board substantial international management experience as a former Chief Executive Officer and Chairman of five companies in the United States and Europe. Drawing on his background, knowledge and experience managing all aspects of international businesses, including privatizations, acquisitions, cross-border transactions, post-merger integrations, productivity and performance initiatives, Mr. Ergas provides important advice to Knowles’ President & Chief Executive Officer and contributes to the Board’s oversight of matters involving Knowles’ operations in international markets, business development and corporate strategies, as well as acquisition and divestiture activities.

Prof. Dr. Hermann Eul

Independent Director

Age: 58

Director since: July 2015

Committees served: Compensation; Governance and Nominating

Business Experience: Former Corporate Vice President and General Manager (from 2011 to 2016) and President and Managing Director, Intel Mobile Communications/Intel Deutschland GmbH (from 2011 to 2015). Prof. Dr. Eul joined Intel Corporation with its acquisition of Infineon’s wireless solutions business. At Infineon Technologies, Prof. Dr. Eul served as Executive Vice President and a member of the management board (from 2005 to 2011) responsible for research and development (Chief Technology Officer) as well as sales and marketing (Chief Marketing Officer). He also served as President of Infineon’s communications business (from 2005 to 2008). From 1991, before being promoted into Infineon’s executive board, he held numerous management positions at Infineon, including eight years at Siemens in various business positions. He also served as a member of Acatech, BDI and Bitkom, each a significant German association and Tactual Labs, Inc.

Skills and Qualifications: As a seasoned leader and executive, Prof. Dr. Eul brings to the Board extensive technical and industry experience from leading a global operation, particularly in the area of development of wireless consumer mobile devices and contributes substantial knowledge in the areas of research and development, manufacturing and sales and marketing as well as an understanding of Knowles’ technology, products, markets and customers. Dr. Eul has a masters degree in electrical engineering from Bochum University (Germany), a bachelors degree in electrical engineering from Koblenz University (Germany) and a PhD in engineering from Bochum University. Prof. Dr. Eul was also a full professor at the University of Hanover and served as a vocational professor.

Donald Macleod

Independent Director

Age: 68

Director since: February 2014

Committees served: Compensation; Governance and Nominating (Chair)

Business Experience: Former Chief Executive Officer (from 2009 to 2011) of National Semiconductor Corporation, an analog semiconductor company, until National Semiconductor was acquired by Texas Instruments Incorporated. Mr. Macleod joined National Semiconductor in 1978 and served in a variety of executive positions prior to becoming Chief Executive Officer, including Chief Operating Officer (from 2001 to 2009), and Chief Financial Officer (from 1991 to 2001).

Other Board Experience: Director of Broadcom Ltd (formerly, Avago Technologies Limited) (since 2007). Former Chairman of the Board of Intersil Corporation (2012-2017) and former Chairman of the Board of National Semiconductor (from 2010 to 2011).

Skills and Qualifications: Mr. Macleod’s qualifications to serve as a director include his strategic perspectives in product development and marketing and supply chain optimization and guiding financial performance developed through his more than 30 years of experience in senior management and executive positions in the semiconductor industry (both in Europe and the United States). As a member of the board of directors of several publicly-traded semiconductor companies, he has also gained substantial knowledge and understanding of how to successfully operate a technology company like Knowles. Furthermore, he brings significant accounting and finance qualifications and experience to the Board. Mr. Macleod is a member of the Institute of Chartered Accountants of Scotland.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE NOMINEES FOR CLASS I DIRECTOR.

Board of Directors and Committees

All of our directors, other than Mr. Niew, satisfy the criteria for being “independent” members of our Board established by the SEC and the New York Stock Exchange (“NYSE”), as well as our standards for classification as an independent director which are available on our website at investor.knowles.com.

Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Our Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by the SEC rules is “financially literate” as defined in the NYSE Listing Standards and qualifies as independent under special standards established by the SEC and the NYSE for members of audit committees. Our Board of Directors has also determined that each member of the Compensation Committee meets the definitions of “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended, and “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and qualifies as independent under special standards established by the SEC and the NYSE for members of compensation committees.

Our Board of Directors met six times in 2016 and each director attended at least 88% of the Board and committee meetings held while such director was a member of the Board or the relevant committee.

The table below sets forth a summary of our committee structure and membership information.

Directors	Audit Committee	Compensation Committee	Governance and Nominating Committee
Jean-Pierre M. Ergas*	✓		✓
Jeffrey S. Niew
Keith L. Barnes	Chair		✓
Hermann Eul		✓	✓
Didier Hirsch	✓		✓
Ronald Jankov		✓	✓
Richard K. Lochridge		Chair	✓
Donald Macleod		✓	Chair

*	Chairman of the Board of Directors

Audit Committee

The primary functions of the Audit Committee consist of:

•	selecting and engaging our independent registered public accounting firm (“independent auditors”);

•	overseeing the work of our independent auditors and our internal audit function;

•	overseeing our compliance with legal and regulatory requirements;

•	approving in advance all services to be provided by, and all fees to be paid to, our independent auditors, who report directly to the committee;

•	reviewing with management and the independent auditors the audit plan and results of the auditing engagement; and

•	reviewing with management and our independent auditors the quality and adequacy of our internal control over financial reporting.

The Audit Committee’s responsibilities, authority and resources are described in greater detail in its written charter, which is available on our website at investor.knowles.com. The Audit Committee met seven times in 2016.

Compensation Committee

The Compensation Committee, together with our independent directors, approves compensation for our Chief Executive Officer. The Compensation Committee also:

•	approves compensation for non-CEO executive officers;

•	grants awards and approves payouts under our equity plans and our Annual Executive Incentive Plan;

•	approves changes to our compensation plans;

•	reviews and recommends compensation for the Board of Directors; and

•	supervises the administration of the compensation plans.

The Compensation Committee’s responsibilities, authority and resources are described in greater detail in its written charter, which is available on our website at investor.knowles.com. The Compensation Committee met four times in 2016.

Governance and Nominating Committee

The Governance and Nominating Committee develops and recommends corporate governance policies and practices to our Board. The Governance and Nominating Committee also:

•	identifies and recommends to our Board candidates for election as directors and any changes it believes desirable in the size and composition of our Board; and

•	makes recommendations to our Board concerning the structure and membership of the committees of the Board.

The Governance and Nominating Committee’s responsibilities, authority and resources are described in greater detail in its written charter, which is available on our website at investor.knowles.com. The Governance and Nominating Committee met four times in 2016.

Corporate Governance

We are committed to conducting our business in accordance with the highest level of ethical and corporate governance standards. Our Board periodically reviews Knowles’ corporate governance practices and takes other actions to address changes in regulatory requirements, developments in governance best practices and matters raised by stockholders. The following describes some of the actions taken to help ensure that our conduct earns the respect and trust of stockholders, customers, business partners, employees and the communities in which we live and work.

Governance Guidelines and Codes

Our Board of Directors has adopted written corporate governance guidelines that set forth the rules, practices and policies by which the Company and the Board are directed and controlled. In addition, our Board and its committees have adopted, among other codes and policies, which govern how the Company and its executives conduct business and manage risk, including codes of conduct for employees and senior financial officers that among other things prohibits our employees from buying or selling instruments to hedge against decreases in the market value of Knowles’ equity securities. All of these documents (referred to collectively as “governance materials”) are available on our website at investor.knowles.com.

Director Independence

Our Corporate Governance Guidelines provide that at least two-thirds of the Board and all of the members of the Audit, Compensation, and Governance and Nominating Committees must be independent from management and must meet all of the applicable criteria for independence established by the NYSE, the SEC and Knowles. Our Board makes an annual determination of the independence of each director. No director may be deemed independent unless the Board determines that neither the director nor any of the director’s immediate family members has a material relationship with Knowles, directly or as an officer, stockholder or partner of an organization that has a material relationship with Knowles.

Our Board has determined that each director, except for Mr. Niew, has no material relationship with Knowles and meets the independence requirements of the NYSE and the SEC. In addition, all members of our Board, except for Mr. Niew, meet our Standards for Director Independence, which are available on our website at investor.knowles.com.

Board Leadership Structure

Our Board has adopted a structure whereby the Chairman of the Board is an independent director. Our Board believes that having a chairman who is independent of management provides strong leadership for the Board and helps ensure critical and independent thinking with respect to our Company’s strategy and performance. Our Chief Executive Officer is also a member of the Board of Directors as the management representative. We believe this is important to make information and insight directly available to the directors in their deliberations. Our Board believes that this structure provides an appropriate, well-functioning balance between non-management and management directors that combines experience, accountability and effective risk oversight.

Risk Oversight

Senior management is responsible for day-to-day management of risks facing Knowles, including the creation of appropriate risk management policies and procedures. The Board is responsible for overseeing management in the execution of these responsibilities and for assessing the Company’s overall approach to risk management. The Board regularly assesses significant risks to the Company in the course of its review and oversight of the Company’s strategy and the Company’s annual operating plan. As part of its responsibilities, the Board and its standing committees also regularly review material strategic, operational, financial, legal, compensation and compliance risks with executive officers. The Audit Committee also performs an oversight role with respect to financial, legal and compliance risks, and reports on its findings at each regularly scheduled Board meeting. The Compensation Committee considers risk in connection with its design of compensation programs, and has engaged an independent compensation consultant to assist in mitigating compensation-related risk. The Governance and Nominating Committee oversees and monitors risks relating to the Company’s governance structure and processes.

Compensation and Risk

We believe that our compensation programs are designed with appropriate risk mitigators, including:

•	stock ownership guidelines for executive officers that align the interests of the executive officers with those of our stockholders;

•	mix of base salary, cash incentive opportunities, and long-term equity compensation, that provide a balance of short-term and long-term incentives with fixed and variable components;

•	capped payout levels for cash incentives;

•	inclusion of non-financial metrics, such as qualitative performance factors, in determining actual compensation payouts; and

•

use of stock options and other equity awards, including performance shares, that typically vest over a multi-year period, with stock options being exercisable for a seven-year period to encourage executives to take actions that promote the long-term sustainability of our business.

In November 2016, management of the Company engaged Willis Towers Watson to conduct an analysis of whether Knowles’ compensation policies and practices create material risks to Knowles. This analysis was reviewed by management, the Compensation Committee and Semler Brossy, the Compensation Committee’s independent compensation consultant. The Compensation Committee concluded that Knowles’ compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Change in Director Occupation

Directors who retire or substantially change their principal position of employment are required to tender their resignation from the Board to the Governance and Nominating Committee, which the Committee then considers and recommends to the Board whether to accept or reject the resignation.

Succession Protocols

The Governance and Nominating Committee reviews emergency CEO succession protocols, developed by management, to ensure effective communications with the Board and other stakeholders if the CEO is unable to perform the powers and duties of the office either temporarily or permanently due to resignation, retirement or death, illness or other disability. The Governance and Nominating Committee also proposes revisions to the emergency CEO succession protocols from time to time as appropriate.

Director Attendance at Stockholders Meetings

Our directors are expected to attend the Meeting. All directors attended the 2016 Annual Meeting of Stockholders.

Stock Ownership Guidelines

Our Board has adopted a policy that executive officers are expected to hold a number of shares with a value at least equal to a pre-determined multiple of each executive officers’ annual salary. This policy is discussed in the “Other Compensation Programs and Policies” section of the Compensation Discussion and Analysis. In addition, each independent director is expected to hold a number of shares with a value at least equal to four times the base annual cash compensation paid to each such director during the period he is a director. See the section titled “Directors’ Compensation” for additional information.

Directors’ Meetings; Self-evaluations

Our Board conducts executive sessions in conjunction with its regularly scheduled meetings at least quarterly without management representatives present. Mr. Ergas, as Chairman of the Board of Directors, presides at these sessions. If Mr. Ergas is determined to no longer be an independent director or is not present at any of these sessions, the Chair of the Governance and Nominating Committee, who is currently Mr. Macleod, will preside. Our Board and its committees conduct annual self-evaluations of their performance.

Audit Committee Procedures; Disclosure Controls and Procedures Committee

The Audit Committee holds quarterly meetings at which it routinely meets separately with each of our independent registered public accounting firm, PwC, our Chief Audit Executive and management to assess certain matters including the status of the independent audit process and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting. In addition, the Audit Committee, as a whole, reviews and meets to discuss each Form 10-Q and Form 10-K (including the financial statements) prior to the filing of those forms with the SEC. Management has a Disclosure Controls and Procedures Committee, which includes among its members our Chief Financial Officer, Controller, Vice President of Investor Relations, Vice President of Tax, Chief Audit Executive and General Counsel. This management committee meets at least quarterly to review our quarterly earnings releases and each Form 10-Q and Form 10-K and our disclosure controls and procedures.

Complaints “Hotline”; Communication with Directors

In accordance with the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (“accounting matters”), and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting matters. Such complaints or concerns may be submitted anonymously to Knowles, in care of our General Counsel or the Director of Compliance, or through an external service provider, by mail, telephone or via the internet as described in our Code of Business Conduct and Ethics, which is available on our website at investor.knowles.com. Stockholders and other interested persons may also communicate with our Board and the non-management directors using any of these methods or channels.

Procedures for Approval of Related Person Transactions

We generally do not engage in transactions in which our executive officers or directors, any of their immediate family members or any of our 5% stockholders have a material interest. Should a proposed transaction or series of similar transactions involve any such persons and in an amount that exceeds $120,000, the transaction would be reviewed by the Governance and Nominating Committee in accordance with a written policy and the procedures adopted by our Board, which are posted on our website.

Under the procedures, management determines whether a proposed transaction requires review under the policy and, if so, presents the transaction to the Governance and Nominating Committee. The Governance and Nominating Committee reviews the relevant facts and circumstances of the transaction and approves, rejects or ratifies the transaction. If the proposed transaction is immaterial or it is impractical to postpone the proposed transaction until the next meeting of the Governance and Nominating Committee, the Chair of the Governance and Nominating Committee decides whether to (i) approve the transaction and report the transaction at the next meeting Governance and Nominating Committee or (ii) call a special meeting of the Governance and Nominating Committee to review the transaction. Should the proposed transaction involve the Chief Executive Officer or enough members of the Governance and Nominating Committee to prevent a quorum, the disinterested members of the committee will review the transaction and make a recommendation to the Board, and the disinterested members of the Board will then approve, reject or ratify the transaction. No director may participate in the review of any transaction in which he is a related person.

Compensation Consultant Independence and Fee Disclosure

The Compensation Committee has the authority and discretion to retain external compensation consultants and other advisors as it deems appropriate. The Compensation Committee has adopted a policy providing for the continuing independence and accountability to the committee of any advisor retained by the committee to assist the committee in the discharge of its duties. The policy formalizes the independent relationship between the committee’s advisors and Knowles, while permitting management limited ability to access the advisors’ knowledge of Knowles for compensation matters.

In order to ensure the independence of the compensation consultant, the consultant reports directly to the Compensation Committee and works specifically for the committee solely on the executive compensation matters. Under the policy, the Compensation Committee will annually review and pre-approve services that may be provided by the independent advisor to management without further committee approval. Compensation Committee approval is required prior to management retaining the Compensation Committee’s independent advisor for any executive compensation services or other consulting services or products above an aggregate annual limit of $50,000.

The Compensation Committee’s independent compensation consultant periodically reviews and advises on the adequacy and appropriateness of our overall executive compensation plans, programs and practices and, from time to time, answers specific questions raised by the Compensation Committee or management. Compensation decisions are made by, and are the responsibility of, the Compensation Committee and our Board, and may reflect factors and considerations other than the information and recommendations provided by the Compensation Committee’s consultant.

The Compensation Committee has engaged Semler Brossy Consulting Group LLC (“Semler Brossy”) as its independent compensation consultant. In 2016, Semler Brossy provided no other services to, and had no other relationship with, Knowles. Semler Brossy focuses on executive compensation matters and does not have departments, groups or affiliates that provide services other than those related to executive compensation and benefits.

Qualifications and Nominations of Directors

The Governance and Nominating Committee considers and recommends to the Board of Directors nominees for election to, or for filling any vacancy on, our Board or its committees in accordance with our by-laws, our Corporate Governance Guidelines, and the Governance and Nominating Committee’s charter. The Governance and Nominating Committee periodically reviews the requisite skills and characteristics of Board members as well as the size, composition, functioning and needs of our Board as a whole. To be considered for Board membership, a nominee for director must be an individual who has the highest personal and professional integrity, who has demonstrated exceptional ability and judgment, and who will be most effective, in conjunction with the other members of our Board, in serving the long-term interests of our stockholders.

The Governance and Nominating Committee also considers directors’ qualifications as independent directors (the Board requires that at least two-thirds of its members be independent and all of the members of the Audit, Compensation, and Governance and Nominating Committees be independent), the financial literacy of members of the Audit Committee, the qualification of Audit Committee members as “audit committee financial experts,” the qualification of Compensation Committee members as “outside directors” and “non-employee directors” and the diversity, skills, background and experiences of Board members in the context of the needs of the Board. The Governance and Nominating Committee may also consider such other factors as it may deem to be in the best interests of Knowles and its stockholders. The Board believes that a diverse membership having a variety of skills, styles, experience and competencies is an important feature of a well-functioning board. Accordingly, the Board believes that diversity (inclusive of gender and race) should be a consideration in board succession planning and recruiting, consistent with nominating only the most qualified candidates for the Board who bring the required skills, competencies and fit to the Boardroom. The Board remains committed to considering board candidate slates that are as diverse as possible and to that end, require that diversity be a central component of search criteria for director candidates.

Whenever the Governance and Nominating Committee concludes, based on the reviews or considerations described above or due to a vacancy, that a new nominee to our Board is required or advisable, it will consider recommendations from directors, management, stockholders and, if it deems appropriate, consultants retained for that purpose. It is the policy of the Governance and Nominating Committee to consider director candidates recommended by the Company’s stockholders and apply the same criteria in considering those director candidates that it employs in considering candidates proposed from any other source. Stockholders who wish to recommend an individual for nomination should send that person’s name and supporting information to the committee, in care of the Secretary of Knowles. Stockholders who wish to directly nominate an individual for election as a director, without going through the Governance and Nominating Committee must comply with the procedures in our by-laws discussed under “Stockholder Proposals and Nominations for the 2018 Annual Meeting”.

Directors’ Compensation

We use a combination of cash and stock-based incentives to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend to fulfill their duties, the skill level required of the members of the Board and competitive practices among peer companies. Employee directors do not receive additional compensation for their service on the Board. If a director serves for less than a full calendar year, the compensation to be paid to that director may be prorated as deemed appropriate by the Compensation Committee.

To further align the interest of the independent directors of the Board with the Company’s stockholders, the Board has adopted stock ownership guidelines for the independent directors. Under the guidelines, each independent director is expected to own Company common stock with a value at least equal to four times the base annual cash compensation paid to such director during the period he is a director, not including any additional cash compensation paid to chairs of the Board or committees. Independent directors are expected to meet these requirements within five years after the date of their election or appointment to the Board.

For 2016, non-employee director compensation was set as follows:

•	an annual retainer of $215,000, payable $65,000 in cash and $150,000 in stock;

•	Chairman of the Board — additional retainer of $100,000, payable in cash; and

•	Committee Chairs — additional retainer of $15,000 for the Audit Committee Chair and $12,500 for the Compensation Committee and Governance and Nominating Committee Chairs, payable in cash.

In addition, non-employee directors are reimbursed for all reasonable travel and out-of-pocket expenses associated with attending Board and committee meetings and continuing education seminars.

Each non-employee director received the stock portion of his annual retainer in the form of a grant of 11,398 restricted stock units on May 6, 2016, and these units convert into common stock on a one-for-one basis and vest (subject to continued service) on May 2, 2017.

In 2016, the Board approved an increase in the stock portion of the annual retainer paid to non-employee directors, effective for 2017, from $150,000 to $170,000.

2016 Director Compensation Table

The following table shows information regarding the compensation earned or paid during 2016 to non-employee directors who served on the Board during the year. The compensation paid to Mr. Niew is shown under “Executive Compensation” in the table entitled “2016 Summary Compensation Table” and the related tables. Mr. Niew does not receive any additional compensation for his service as a member of the Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Jean-Pierre M. Ergas	165,000	150,000	315,000
Keith L. Barnes	80,000	150,000	230,000
Robert W. Cremin (2)	32,500	0	32,500
Hermann Eul	65,000	150,000	215,000
Didier Hirsch	65,000	150,000	215,000
Ronald Jankov	65,000	150,000	215,000
Richard K. Lochridge	77,500	150,000	227,500
Donald Macleod	77,500	150,000	227,500
(1)	In accordance with SEC rules, the amounts shown reflect the aggregate grant date fair value of restricted stock units granted to non-employee directors during 2016, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). The grant date fair value is measured based on the closing price of our common stock on the date of grant.

(2)	Mr. Cremin retired from the Board of Directors effective May 3, 2016.

2016 Outstanding Stock Awards for Directors Table

The following table shows the number of shares subject to outstanding stock awards held by each of the non-employee directors as of December 31, 2016.

Name	Number of Shares Subject to Outstanding Stock Awards as of 12/31/16(1)
Jean-Pierre M. Ergas	11,398
Keith L. Barnes	19,351
Robert W. Cremin (2)	0
Hermann Eul	11,398
Didier Hirsch	11,398
Ronald Jankov	11,398
Richard K. Lochridge	28,014
Donald Macleod	21,754
(1)

Pursuant to a Nonemployee Director Deferral Program adopted by the Compensation Committee on February 28, 2014, each non-employee director may elect to defer the receipt of all (but not less than all) of the shares earned in a calendar year until termination of services as a non-employee director or, if earlier, until a specified date elected by the non-employee director that is at least one year and not more than 15 years after the date of grant. Under this deferral program, Mr. Barnes has deferred receipt of 19,351 shares, Mr. Lochridge has deferred receipt of 28,014 shares and Mr. Macleod has deferred receipt of 10,356 shares.

(2)	Mr. Cremin retired from the Board of Directors effective May 3, 2016.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership, as of March 8, 2017 (except as otherwise stated), of our common stock by:

•	each director and each of our executive officers named in “Executive Compensation – Summary Compensation Table”;

•	all of the directors and executive officers as a group, including our named executive officers; and

•	each person known to us to own beneficially more than 5% of our outstanding common stock.

The beneficial ownership set forth in the table is determined in accordance with the rules of the SEC. The percentage of beneficial ownership is based on 89,222,644 shares of common stock outstanding on March 8, 2017. In computing the number of shares beneficially owned by any stockholder and the percentage ownership of such stockholder, shares of common stock subject to options or stock settled stock appreciation rights (“SSARs”) held by that person that are currently exercisable or exercisable within 60 days of March 6, 2017, and restricted stock units and restricted stock held by that person that vest within 60 days of March 6, 2017 have been included. Such shares, however, are not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Any fractional shares held in a 401(k) account have been rounded down.

Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power as to all shares beneficially owned.

Name of Beneficial Owner	Number of Shares(1)		Percentage
Directors (except Mr. Niew):
Jean-Pierre M. Ergas	71,997		*
Keith L. Barnes	24,529	(2)	*
Hermann Eul	22,007		*
Didier Hirsch	29,134		*
Ronald Jankov	39,707		*
Richard K. Lochridge	41,015	(3)	*
Donald Macleod	44,707	(4)	*
Named Executive Officers:
Jeffrey S. Niew	954,241	(5)	1.0
John S. Anderson	214,308	(6)	*
Christian U. Scherp	121,464	(7)	*
Daniel J. Giesecke	137,372	(8)
Thomas G. Jackson	39,464		*
Paul M. Dickinson	37,631		*
Directors and executive officers as a group (15 persons)	1,956,989	(9)	2.2
5% Stockholders:
Franklin Resources, Inc.	14,072,143	(10)	15.8
Janus Capital Management LLC	10,913,643	(11)	12.2
Shapiro Capital Management LLC	10,268,550	(12)	11.5
BlackRock, Inc.	8,955,823	(13)	10.0
The Vanguard Group	7,026,321	(14)	7.9
SouthernSun Asset Management LLC	6,276,407	(15)	7.0
T. Rowe Price Associates, Inc.	4,586,732	(16)	5.1

* Less than one percent.

(1)	Includes the number of shares of Company common stock subject to the stock options held by that person that are currently exercisable or will become exercisable within 60 days of March 6, 2017 as follows: Mr. Niew — 544,446 shares; Mr. Anderson — 110,305 shares; Mr. Scherp — 72,708 shares; Mr. Jackson — 34,945 shares; and Mr. Dickinson — 16,514 shares Also included are the number of shares of Company common stock subject to restricted stock awards held by that person that will vest within 60 days of March 6, 2017 as follows: Mr. Ergas — 11,398 shares; Mr. Barnes — 11,398 shares; Mr. Eul — 11,398 shares; Mr. Hirsch — 11,398 shares; Mr. Jankov — 11,398 shares; Mr. Lochridge — 11,398 shares; and Mr. Macleod — 11,398 shares.

(2)	Reflects 7,953 shares the receipt of which has been deferred until May 3, 2018 and 11,398 shares the receipt of which has been deferred until May 2, 2019.

(3)	Includes 5,718 shares held by a trust of which Mr. Lochridge is the trustee, 7,283 shares held in a ROTH IRA held by a trust owned by Mr. Lochridge and 28,014 shares the receipt of which has been deferred until after the termination of Mr. Lochridge’s service as a director.

(4)	Includes 10,356 shares the receipt of which has been deferred until after the termination of Mr. Macleod’s service as a director.

(5)	Includes 250,107 shares in respect of SSARs and 4,383 shares held under Knowles’ 401(k) plan.

(6)	Includes 63,185 shares in respect of SSARs and 93 shares held under Knowles’ 401(k) plan.

(7)	Reflects 20,068 shares in respect of SSARs and 47 shares held under Knowles’ 401(k) plan.

(8)	Reflects 38,811 shares in respect of SSARs and 147 shares held under Knowles’ 401(k) plan.

(9)	In addition to the beneficial ownership reported for our directors and named executive officers, the number of shares reported in the table above as beneficially owned by our directors and all executive officers as a group is based on the following shares owned by our executive officers that are not named executive officers: 23,702 shares held directly, 70,101 shares in respect of SSARs, 10 shares held under Knowles’ 401(k) plan, and 85,600 shares of Company common stock subject to the stock options held that are currently exercisable or will become exercisable within 60 days of March 6, 2017.

(10)	As reported in a Schedule 13G filed with the SEC on February 8, 2017 by Franklin Resources, Inc. (“FRI”), Charles B. Johnson, Rupert H. Johnson, Jr. and Templeton Global Advisors Limited. These securities are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of FRI. Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Stockholders”) each own in excess of 10% of the outstanding common stock of FRI and are the Principal Stockholders of FRI. FRI and the Principal Stockholders may be deemed to be, for purposes of Rule 13d-3 under the Exchange Act, the beneficial owners of securities held by persons and entities for whom or for which FRI subsidiaries provide investment management services. However, FRI and the Principal Stockholders disclaim any pecuniary interest in and beneficial ownership of any of such securities. The principal business office of FRI and the Principal Stockholders is One Franklin Parkway, San Mateo, CA 94403-1906.

(11)	As reported in a Schedule 13G filed with the SEC on February 13, 2017 by Janus Capital Management LLC (“Janus Capital”), with offices located at 151 Detroit Street, Denver, CO 80206. According to the Schedule 13G, as of December 31, 2016, Janus Capital reported that it beneficially owned 10,913,643 shares with sole voting and dispositive power. Janus Contrarian Fund is the beneficial owner of 10,454,401 shares and is one of the managed portfolios to which Janus Capital provides investment advice. Janus Capital has a direct 97.11% ownership stake in INTECH Investment Management (“INTECH”) and a direct 100% ownership stake in Perkins Investment Management LLC (“Perkins”). Due to this ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated.

(12)	As reported in a Schedule 13G filed with the SEC on February 10, 2017 by Samuel R. Shapiro and Shapiro Capital Management LLC, with offices located at 3060 Peachtree Road, Suite 1555 N.W., Atlanta, GA 30305. According to the Schedule 13G, , as of December 31, 2016, Shapiro Capital Management LLC reported that it beneficially owned 10,268,550 shares with sole dispositive power, 9,204,185 shares with sole voting power and 1,064,365 shares with shared voting power. Samuel R. Shapiro is the chairman, a director and majority stockholder of Shapiro Capital Management LLC and owns 35,000 shares in his own account and may be deemed to be the beneficial owner of 10,268,550 shares by virtue of his affiliation with Shapiro Capital Management LLC.

(13)	As reported in a Schedule 13G/A filed with the SEC on February 8, 2017 by BlackRock Inc. with offices located at 55 East 52nd Street, New York, NY 10055, on behalf of its subsidiaries BlackRock Institutional Trust Company, NA, BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Ireland Limited, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Schweiz AG and BlackRock Financial Management, Inc. According to the Schedule 13G/A, as of December 31, 2016, BlackRock Inc. reported that it beneficially owned 8,955,823 shares with sole dispositive power and 8,762,999 shares with sole voting power.

(14)	As reported in a Schedule 13G filed with the SEC on February 10, 2017 by The Vanguard Group, Inc. with offices located at 100 Vanguard Blvd., Malvern, PA 19355. According to the Schedule 13G, as of December 31, 2016, The Vanguard Group, Inc. reported that it beneficially owned 105,617 shares with sole voting power, 6,915,504 shares with sole dispositive power, 110,817 shares with shared dispositive power and 9,600 shares with shared voting power. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 101,217 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 14,000 shares as a result of its serving as investment manager of Australian investment offerings.

(15)	As reported in a Schedule 13G filed with the SEC on February 14, 2017 by SouthernSun Asset Management LLC with offices located at 6070 Poplar Avenue, Suite 300, Memphis TN 38119. According to the

Schedule 13G, as of December 31, 2016, SouthernSun Asset Management LLC reported that it beneficially owned 6,276,407 shares with sole dispositive power and 5,880,936 shares with sole voting power.

(16)	As reported in a Schedule 13G filed with the SEC on February 7, 2017 by T. Rowe Price Associates, Inc. with offices located at 100 E. Pratt Street, Baltimore, MD 21202. According to the Schedule 13G, as of December 31, 2016, T. Rowe Price Associates, Inc. reported that it beneficially owned 4,586,732 shares with sole dispositive power and 1,176,732 shares with sole voting power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that our directors, certain of our officers, and holders of more than 10% of our common stock file reports of ownership and changes of ownership of our common stock with the SEC and the NYSE. Based solely on our review of the copies of these reports and on information provided by the reporting persons, we believe that during the year ended December 31, 2016 our directors, officers and owners of more than 10% of our common stock complied with all applicable filing requirements.

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLC (“PwC”) as the Company’s independent registered public accounting firm to audit the annual accounts of Knowles and its subsidiaries for 2017. PwC has audited the financial statements of the Company since 2013. Representatives of PwC are not expected to be present at the Meeting.

Although stockholder ratification of PwC’s appointment is not required by Knowles’ by-laws or otherwise, our Board of Directors is submitting the ratification of PwC’s appointment for 2017 to Knowles’ stockholders. If the stockholders do not ratify the appointment of PwC, the Audit Committee will reconsider whether or not to retain PwC as Knowles’ independent registered public accounting firm for 2017 but will not be obligated to terminate the appointment. Even if the stockholders ratify the appointment of PwC, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Knowles’ interests.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE UNANIMOUSLY RECOMMEND A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

Audit Committee Report

In accordance with the requirements of Sarbanes-Oxley, the related SEC rules and the NYSE Listing Standards, the Board engaged PwC as the Company’s independent registered public accounting firm to audit the annual accounts of Knowles and its subsidiaries for 2016.

The Audit Committee is responsible for the duties set forth in its charter but is not responsible for preparing the financial statements, implementing or assessing internal control over financial reporting or auditing the financial statements. Knowles’ management is responsible for preparing the financial statements, maintaining effective internal control over financial reporting and assessing the effectiveness of internal control over financial reporting. Knowles’ independent auditors are responsible for auditing the financial statements and expressing an opinion on the effectiveness of internal control over financial reporting. The review of the financial statements by the Audit Committee is not the equivalent of an audit.

Pursuant to its oversight responsibilities, the Audit Committee discussed with PwC the overall scope for the audit of Knowles’ 2016 financial statements. The Audit Committee met with PwC, with and without Knowles’ management present, to discuss the results of PwC’s examination, their assessment of Knowles’ internal control over financial reporting and the overall quality of Knowles’ financial reporting.

The Audit Committee reviewed and discussed, with both the management of Knowles and PwC, Knowles’ 2016 audited financial statements, including a discussion of critical accounting policies, the quality, not just the acceptability, of the accounting principles followed, the reasonableness of significant judgments reflected in such financial statements and the clarity of disclosures in the financial statements.

The Audit Committee also (1) discussed with PwC the matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board, (2) reviewed the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence and (3) discussed with PwC its independence, including any relationships or permitted non-auditing services that might impact PwC’s objectivity and independence.

Based upon the discussions and review referred to above, the Audit Committee recommended that the audited financial statements for the year ended December 31, 2016 be included in Knowles’ Annual Report on Form 10-K for the year ended December 31, 2016.

Audit Committee:	Keith L. Barnes (Chair)
Jean-Pierre M. Ergas Didier Hirsch

Fees Paid to Independent Registered Public Accounting Firm

The independent registered public accounting firm of the Company during the year ended December 31, 2016 was PwC. All PwC services during 2016 were approved by the Audit Committee specifically or pursuant to the pre-approval procedures outlined below. PwC’s aggregate fees, rounded to the nearest thousand dollars, during 2016 and 2015 are set forth in the table below:

Type of Fee	Year Ended December 31, 2016 ($)	Year Ended December 31, 2015 ($)
Audit Fees (1)	2,258,000	2,350,000
Audit-Related Fees	0	0
Tax Fees (2)	41,000	50,000
All Other Fees (3)	4,000	4,000

(1)	Audit fees include fees for audit or review services in accordance with generally accepted auditing standards and fees for services that generally only independent auditors provide, such as statutory audits and review of documents filed with the SEC including, for 2016, services provided in connection with the issuance of our senior convertible notes and the sale of our speakers and receivers product line and, for 2015, consents for Registration Statements that we filed in connection with the acquisition of Audience, Inc. Audit fees also include fees paid in connection with services required for compliance with Section 404 of Sarbanes-Oxley.

(2)	Tax fees include fees for services that are performed by professional tax staff other than in connection with the audit. These services include tax compliance services.

(3)	Other fees include fees for advisory services related to licensing an accounting research tool.

Pre-Approval of Services Provided by Independent Registered Public Accounting Firm

Consistent with its charter and applicable SEC rules, our Audit Committee pre-approves all audit and permissible non-audit services provided by PwC to us and our subsidiaries. With respect to certain services which PwC has customarily provided, the Audit Committee has adopted specific pre-approval policies and procedures which the Audit Committee reviews at least annually. In developing these policies and procedures, the Audit Committee considered the need to ensure the independence of PwC while recognizing that, in certain situations, PwC may possess the expertise and be in the best position to advise us and our subsidiaries on issues and matters other than accounting and auditing.

The policies and procedures adopted by the Audit Committee require pre-approval by the Audit Committee of audit-related and certain non-audit-related, tax and other routine and recurring services which are proposed to be performed by the independent auditor. The pre-approval of such services by the Audit Committee is effective for a fiscal year, specific as to a particular service or category of services and is subject to a limitation on fees. In addition, pre-approved services which are expected to exceed the limitation on fees require separate, specific pre-approval. For each proposed service, the independent auditor and management are required to provide information regarding the engagement to the Audit Committee at the time of approval. In evaluating whether to approve such services, the Audit Committee considers whether each service is compliant with the SEC’s rules and regulations on auditor independence.

Proposal 3 — Advisory Resolution to Approve Named Executive Officer Compensation

Knowles is offering our stockholders an opportunity to vote to approve, on an advisory and nonbinding basis, the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement, as required by Section 14A of the Exchange Act. This proposal, commonly known as a “say-on-pay” vote, gives our stockholders the opportunity to express their views on our NEOs’ compensation. We currently intend to submit this say-on-pay vote to our stockholders annually, consistent with the results of the advisory vote on frequency approved by the stockholders at the 2014 Annual Meeting of Stockholders.

We are asking our stockholders to indicate their support for our NEO compensation as described in this Proxy Statement. Knowles’ compensation programs are designed to strike an appropriate balance between aligning executive compensation with financial performance and promoting retention. We believe our pay programs are aligned with this compensation philosophy and that the at-risk compensation components have delivered value commensurate with our business and financial performance.

This vote is not intended to address any specific item of compensation but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Meeting:

“RESOLVED, that Knowles’ stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Knowles’ Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

The say-on-pay vote is advisory and therefore not binding on Knowles, our Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our 2016 compensation practices, programs, and decisions for our named executive officers (“NEOs”).

2016 Named Executive Officers

•	Jeffrey S. Niew, President & Chief Executive Officer (“CEO”)

•	John S. Anderson, Senior Vice President & Chief Financial Officer

•	Christian U. Scherp, President, Performance Audio

•	Daniel J. Giesecke, Senior Vice President & Chief Operating Officer

•	Thomas G. Jackson, Senior Vice President, General Counsel & Secretary

•	Paul M. Dickinson, President, Intelligent Audio

Executive Summary

We are pleased with our overall progress in 2016 as we grew revenue over the previous year and we executed on key strategic initiatives that we believe will position us for accelerated growth as described below:

•	Strong execution with our MEMs microphone new product introductions

•	Grew China revenue by 60% over the prior year, driven by share gains and multiple microphone adoption

•	Captured key mobile handset and hearable design wins with our audio solutions which combines our unique acoustics, signal processing and software capabilities

•	Successful sale of our mobile consumer speaker and receiver product line

•	Progress with our SG&A optimization initiative

•	Global Operations value creation

Key 2016 financial results that impacted compensation decisions include:

•	Continuing operations revenue of $859.3

•	Continuing operations adjusted earnings before interest and income taxes (“Adjusted EBIT”) of $106.1

Please refer to “Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Knowles’ Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 21, 2017 for a reconciliation of Adjusted EBIT and Non-GAAP diluted earnings per share.

Our pay programs are designed to reward performance and align with stockholder interests, and recent compensation actions were consistent with this approach:

•

We repositioned total target compensation across the Company to align with Knowles’ new organizational structure following the sale of the speakers and receivers product line. Compensation for each NEO was evaluated versus market data and increases were made for individual NEOs to reflect their evolving roles and increased responsibilities following the restructuring of the business.

•	The corporate financial component of the annual incentive paid out at 47% of target and one NEO earned 139% of his financial component for business unit performance.

•

2016 long-term incentive awards for the NEOs consisted of a mix of 60% options and 40% restricted stock units (“RSUs”) to encourage growth and retention. In 2017, Knowles introduced performance share units as an element of the long-term incentive program, weighted at 25% of the total long-term incentive grant value for all NEOs. The performance share units will vest, if at all, based on achieving 3-year cumulative revenue and share price goals and the recipient’s continued service during the performance period.

2016 Say-on-Pay Vote

Our Compensation Committee (the “Committee”) considers whether Knowles’ executive compensation program is aligned with the interests of Knowles’ stockholders. As part of that review, the Committee considered the approval by approximately 90% of the votes cast for Knowles’ “say-on-pay” vote at the 2016 Annual Meeting of Stockholders. While the Committee did not make any changes to Knowles’ executive compensation program in response to the 2016 “say-on-pay” vote, in 2017 the Committee introduced performance share units into the long-term incentive program. We believe the introduction of performance share units is appropriate given the Company’s evolution and will further align Knowles’ executive compensation philosophy and compensation elements with the interests of Knowles’ stockholders.

Pay Philosophy and Stockholder Alignment

Knowles’ compensation programs are designed to strike an appropriate balance between aligning executive compensation with financial performance and promoting retention. We believe our pay programs are aligned with this compensation philosophy and that the at-risk compensation components have delivered value commensurate with our business and financial performance.

•

The annual incentive program is intended to focus executives on annual goals in the quickly-evolving technology industry. The annual incentive plan has paid out at 52% of the target opportunity awarded to the CEO on average over the last three years.

•

Options are granted as part of our long-term incentive program to further align the value of the compensation delivered to our executives with the interests of our stockholders. As of December 31, 2016, options granted to the CEO as part of his annual equity grants over the last three years have an aggregate value equal to approximately 58% of the initial value of the options at the time of grant.

•

RSUs are also granted as part of our long-term incentive program and are intended to enhance executive retention over the vesting period. As of December 31, 2016, the aggregate value of RSUs granted to the CEO as part of his annual equity grants over the last three years is currently 107% of the value of the RSUs at the time of grant.

To illustrate the strong link between executive compensation and Company performance, the following table and graphs compare the CEO’s annual incentive and grant date value of RSUs and options as of December 31, 2016 for opportunities awarded to him in 2014, 2015 and 2016.

CEO Compensation	3-Year Cumulative
Component	Target	Value as of 12/31/2016
Annual Incentive	$2,280,000	$1,183,500
Options	$6,300,000	$3,631,916
RSUs[1]	$4,200,000	$4,484,814
Total Variable Compensation	$12,780,000	$9,300,230
% of Target		72.8%

[1]

Table does not include the value of the 2014 Founders’ grants which were made on March 7, 2014, five days after Dover Corporation (“Dover”) spun-off the Company as an independent, publicly-traded company. The Founders’ grants were not a part of the annual equity program.

2016 Target Compensation Overview

The table below presents data on the total target compensation by element for each NEO for the 2016 executive compensation program. These elements of compensation are described in more detail in the section titled “2016 NEO Compensation Decisions.”

2016 Total Target Compensation by Element
Executive	Base Salary	Target Annual Incentive	Long-term Incentive	Total
Jeffrey S. Niew	$650,000	$780,000	$4,000,000	$5,430,000
John S. Anderson	$388,500	$271,950	$750,000	$1,410,450
Christian U. Scherp	$425,000	$212,500	$600,000	$1,237,500
Daniel J. Giesecke	$357,500	$178,750	$600,000	$1,136,250
Thomas G. Jackson	$385,000	$192,500	$400,000	$977,500
Paul M. Dickinson	$325,000	$162,500	$600,000	$1,087,500

NEO Pay Practices

Compensation Philosophy

Knowles’ executive compensation programs are designed to achieve the following key objectives:

•	Motivate executives to enhance long-term stockholder value

•	Reinforce Knowles’ pay for performance culture by aligning executive compensation with Knowles’ business objectives and financial performance

•	Provide a total compensation opportunity that allows Knowles to attract and retain talented executives

•	Use incentive compensation to promote desired behavior without encouraging unnecessary or excessive risk-taking

The two tables below highlight certain executive compensation practices applicable to Knowles’ current NEOs that the Committee believes support these objectives and further align the interests of our NEOs with our stockholders, as well as practices that are not employed because we do not believe they would serve our stockholders’ long-term interests.

What We Do
• Pay for Performance: On average, 71% of NEO total target compensation is performance-based and tied to financial and individual performance and/or stock price
• Emphasize Long-term Performance: On average, 54% of 2016 NEO total target compensation is equity-based, with vesting over a three-year period
• Balanced Equity Awards: Our long-term incentive awards for 2017 will consist of a mix of service-based RSUs, options, and performance share units

•  Require “Double-Trigger” upon a Change in Control for Equity Acceleration: Long-term incentive award grants provide for accelerated vesting upon a change in control only if the NEO is terminated without cause or resigns for good reason in connection with or during a limited period following a change in control

• Mitigate Undue Risk: The executive compensation programs are designed to discourage unnecessary or excessive risk-taking
• Maintain Rigorous Stock Ownership Guidelines: Minimum ownership requirement for the CEO is 5x base salary; minimum ownership requirement for other NEOs is 3x base salary
• Engage Independent Advisor: The Committee engages an independent compensation advisor that does not provide any other services to Knowles and reports directly to the Committee
• Employ an Independent Chairman of the Board: The Chairman provides effective independent Board leadership and oversight of management

What We Don’t Do
• No employment contracts
• No excessive perquisites
• No tax gross-ups upon a change in control
• No repricing or replacing underwater options without prior stockholder approval
• No options granted below fair market value
• No hedging or pledging of Knowles securities by employees or directors

Role of the Compensation Committee

The Committee, together with the other independent directors, is responsible for approving the compensation of the CEO. In addition, the Committee approves the compensation of the other NEOs, among other duties expressed in its charter. The Committee makes these approvals based on its review of corporate and individual performance, input from the CEO with respect to the NEOs other than himself, and the advice of its independent advisor.

The Committee’s process for 2016 executive compensation pay decisions was as follows:

•   Determined whether and to what extent prior year performance targets or other objectives or conditions applicable to prior annual incentive plan were met

•   Approved prior year annual incentive payouts for the NEOs

•   Discussed and approved target compensation levels for the NEOs based on competitive market data and performance

•   Reviewed and approved performance targets for current year annual incentive plan payouts

• Reviewed the CEO’s mid-year performance assessment • Reviewed annual performance to date	• Reviewed and considered market compensation data for executive officers for the upcoming year • Reviewed annual performance to date • Reviewed and approved revised peer group

•   Determined whether and to what extent prior year performance targets or other objectives or conditions applicable to prior year annual incentive program were met

•   Approved prior year annual incentive plan payouts

•   Discussed and approved target compensation levels for the NEOs based on competitive market data and performance, including the approval of performance share units to be awarded in 2017

•   Reviewed and approved performance targets for current year annual incentive plan payouts

Role of Management

Knowles’ CEO makes compensation recommendations to the Committee for the NEOs other than himself, based on an assessment of individual and corporate performance. Management personnel prepare compensation information and performance assessments for the Committee.

Independent Advisor to the Committee

The Committee engages Semler Brossy Consulting Group LLC (“Semler Brossy”) as its independent advisor. Semler Brossy’s duties include:

•	CEO pay analysis

•	NEO pay analysis and review of CEO recommendations

•	Peer group review

•	Independent director compensation review

•	Incentive program design

•	Collaboration with management on behalf of the Committee in developing management’s recommendations to the Committee regarding executive pay matters.

Semler Brossy has been retained by and reports directly to the Committee. The Committee assessed Semler Brossy’s independence in light of the SEC requirements and NYSE listing standards and determined that Semler Brossy’s work did not raise any conflict of interest or independence concerns.

Compensation Peer Group and Market Data

The Committee periodically examines market data to evaluate pay levels, pay practices and other compensation decisions. This market data review includes corresponding pay levels and pay practices employed at a peer group of similarly-sized companies in similar lines of business to Knowles and which compete in similar markets for business or talent. The Committee does not believe it is appropriate to establish compensation levels based only on market practices. For each element of compensation, the Committee uses the median of the peer group as a reference point, while also considering other factors (e.g., Knowles’ financial performance, individuals’ roles and responsibilities relative to peer references and the overall mix of compensation).

The Committee considers the following general criteria in selecting the compensation peer group:

•	Companies that are publicly traded in the U.S.;

•	Companies in the same or similar lines of business;

•	Companies that serve similar customers;

•

Companies with revenue of approximately 0.5x to 2.0x Knowles’ revenue and within a reasonable size range of Knowles with respect to other financial and operating metrics, such as market capitalization and earnings before interest and taxes; and

•	Companies headquartered in high technology regions such as Silicon Valley.

The following compensation peer group was approved by the Committee in August 2015 and used to evaluate 2016 NEO compensation decisions:

2016 Compensation Peer Group

Atmel	Cypress Semiconductor	Qorvo
Ciena	Fairchild Semiconductor	Synaptics
Cirrus Logic	Invensense	Vishay Intertechnology
Coherent	Littelfuse
Cree	Microsemi

Based on the criteria described above as well as other qualitative considerations, in 2015, the Committee modified the peer group to be used for evaluating 2016 compensation decisions by adding Coherent and Invensense and removing International Rectifier, JDS Uniphase and Skyworks Solutions. The Committee also replaced RF Micro Devices with Qorvo following its merger with TriQuint Semiconductor.

In November 2016, the Committee evaluated the peer group against the criteria outlined above and input from management and Semler Brossy and approved the addition of Integrated Device Technology and Silicon Laboratories based on their similarities to Knowles’ business and size. At the same time, the Committee removed Ciena, Qorvo and Vishay Intertechnology due to their relatively large sizes as compared to Knowles. This revised peer group will be used to evaluate 2017 compensation decisions.

NEO Pay Programs

Knowles’ ongoing NEO pay program consists of three primary elements: base salary, annual cash incentive opportunity, and long-term equity opportunity, as described in the table below. In addition to these elements, NEOs participate in benefits and other programs as described in the section titled “Other Compensation Programs and Policies.”

Pay Element	Salary	Annual Incentive	Long-Term Incentive
Purpose	Provide a competitive level of fixed compensation to attract and retain talented executives.	Motivate and reward executives for achieving financial and individual performance goals.	Motivate and reward executives’ contributions to enhancing long-term stockholder value and the achievement of long-term business objectives.
Percent of Total Compensation	CEO: 12% Other NEOs: 33%	CEO: 14% Other NEOs: 17%	CEO: 74% Other NEOs: 50%
Form of Delivery	Cash	Cash	Service-based RSUs and options for 2016 pay mix. For 2017, the Committee introduced performance share units as a long-term incentive element.
How Determined	Executive’s responsibilities, performance, skills, and experience and market data.	Individual performance and market data. Achievement of pre- established financial goals and individual strategic objectives.	Individual performance and market data.

2016 Pay Mix

The charts below reflect the target pay mix of our CEO and the average of our other NEOs.

2016 NEO Compensation Decisions

This section describes 2016 NEO pay decisions with respect to: base salary, annual incentive opportunity and long-term incentive opportunity.

Base Salary

Base salaries are intended to provide a competitive level of fixed compensation in order to attract and retain talented executives. Base salaries are generally set based on the executive’s responsibilities, performance, skills, and experience as compared with relevant market data. The table below compares each executive’s annualized 2015 and 2016 base salaries. For 2016, Messrs. Niew, Anderson, and Giesecke received salary increases to move them closer to market median. Mr. Giesecke received a bigger increase as a result of strong performance.

Executive	2015 Base Salary	2016 Base Salary	% Increase
Jeffrey S. Niew	$625,000	$650,000	4%
John S. Anderson	$370,000	$388,500	5%
Christian U. Scherp	$425,000	$425,000	—
Daniel J. Giesecke	$325,000	$357,500	10%
Thomas G. Jackson	$385,000	$385,000	—
Paul M. Dickinson	$325,000	$325,000	—

Annual Incentive

Knowles’ annual incentive program is designed to motivate and reward executives for achieving financial and individual objectives. The potential payout ranges from 0% to 200% of the executive’s target annual incentive opportunity based on the achievement of the underlying performance objectives. The specific payout percentages by performance levels are 0% for below threshold, 50% for threshold, 100% for target, 150% for maximum and 200% for supermax, with linear interpolation for performance between these levels. The supermax opportunity is designed to be exceedingly challenging and is intended to motivate and reward executives for superior performance.

The NEOs’ annual incentive targets are defined as a percentage of their base salaries and are determined based on the NEO’s responsibilities, skills, and experience as compared with relevant market data. For 2016, Messrs. Giesecke and Dickinson received increases in the target annual incentives to bring their compensation levels closer to market median and to internally align the executive team members. The following table compares each executive’s 2015 and 2016 annual incentive targets:

Target Annual Incentive

	2015 Annual Incentive Target		2016 Annual Incentive Target
Executive	% of Salary	$	% of Salary(1)	$
Jeffrey S. Niew	120%	$750,000	120%	$780,000
John S. Anderson	70%	$259,000	70%	$271,950
Christian U. Scherp	50%	$212,500	50%	$212,500
Daniel J. Giesecke	40%	$130,000	50%	$178,750
Thomas G. Jackson	50%	$192,500	50%	$192,500
Paul M. Dickinson	40%	$130,000	50%	$162,500

(1)	Annual incentive target percentages are calculated based on the salary level at the end of that respective year.

The NEOs’ annual incentive program is based on a combination of financial metrics (60% of target) and individual objectives (40% of target), as shown in the chart below.

The Committee believes that balancing the measurement of performance between financial and individual strategic objectives is an important factor in mitigating risk and supporting long-term value creation for Knowles’ stockholders. Mr. Scherp is President of Performance Audio and Mr. Dickinson is President of Intelligent Audio. For 2016, the annual incentives for Messrs. Scherp and Dickinson were tied to metrics at the business unit level and not at the corporate level. Due to interdependencies across business units, Messrs. Scherp and Dickinson’s goals have a proportion of financial incentives tied to each other’s business units to encourage cross-collaboration.

The following table sets forth the weighting of financial (corporate and business unit) and individual strategic objectives for each NEO.

Annual Incentive Metric Weightings

	Knowles Continuing Operations		Business Unit
Executive	Revenue	Adjusted EBIT(1)	Performance Audio Revenue	Intelligence Audio Revenue	Performance Audio Adjusted EBIT(1)	Individual Objectives
Jeffrey S. Niew	25%	35%	—	—	—	40%
John S. Anderson	25%	35%	—	—	—	40%
Christian U. Scherp	—	—	30%	10%	20%	40%
Daniel J. Giesecke	25%	35%	—	—	—	40%
Thomas G. Jackson	25%	35%	—	—	—	40%
Paul M. Dickinson	—	—	10%	50%	—	40%

(1)	Adjusted earnings before interest and income taxes (“Adjusted EBIT”) is defined by the Company as income before (i) interest expense, (ii) tax expense, (iii) stock-based compensation expense, (iv) intangibles amortization expense, (v) fixed asset and related inventory charges, (vi) restructuring charges, (vii) production transfer costs (one-time and duplicate costs incurred to migrate manufacturing to new or existing facilities) and (viii) other charges, primarily related to the resolution of customer claims for products no longer produced.

The Committee approved continuing operations Revenue and Adjusted EBIT goals for the 2016 annual incentive in February 2016 based on Knowles’ annual operating plan, which was largely based on the expected performance of Knowles and its business units and expected market growth rates. The charts below show the actual performance goals and performance ranges for the 2016 annual incentive goals for Knowles’ continuing operations and Performance Audio and Intelligent Audio business units. The Committee set the 2016 annual incentive targets to be reasonably achievable with strong management performance. Maximum performance levels were designed to be difficult to achieve in light of historical performance and the business forecast of the Company and business units at the time the performance goals were approved.

Annual Incentive Performance Goals and Ranges - Revenue

Annual Incentive Performance Goals and Ranges - Adjusted EBIT

As noted above and as described in the following table, 40% of the 2016 annual incentive opportunity was subject to the achievement of multiple individual strategic objectives, which varied by NEO.

2016 Annual Incentive Plan Individual Strategic Objectives

Jeffrey S. Niew	• Strategic growth initiatives • Corporate development

John S. Anderson	• Cash flow management • General and administrative expense optimization
Christian U. Scherp	• Revenue growth with key strategic customers • Performance Audio cash flow management • Revenue growth with Chinese strategic customers • New product introduction
Daniel J. Giesecke	• Operational optimization • Value creation • New product introduction
Thomas G. Jackson	• Supporting corporate development initiatives • Intellectual property portfolio management
Paul M. Dickinson	• Audio solutions key design wins • New product introduction

The Committee believes that the individual strategic objectives established for each of the NEOs are supportive of Knowles’ overall business plan and are indicators of the executive’s success in fulfilling his responsibilities to the Company. The performance levels for the individual strategic objectives were designed to be achievable, but required strong and consistent performance by the NEO.

The table below presents the results of our NEOs’ financial goals and individual strategic objectives versus target, as well as the corresponding annual incentive payouts. For Messrs. Anderson, Giesecke, and Jackson, the Compensation Committee approved a payout of 200% on the individual objectives portion of the annual incentive to reflect these individuals’ performance.

Annual Incentive Actual Results

	2016 Performance % of Target			2016 Actual Annual Incentive
Executive	Financial (60%)	Individual Objectives (40%)	Total	% of Salary	$
Jeffrey S. Niew	47%	128%	80%	96%	621,000
John S. Anderson	47%	200%	108%	76%	294,658
Christian U. Scherp	139%	161%	148%	74%	314,288
Daniel J. Giesecke	47%	200%	108%	54%	193,676
Thomas G. Jackson	47%	200%	108%	54%	208,574
Paul M. Dickinson	28%	115%	63%	31%	101,888

Long-term Incentive

Knowles’ long-term incentive program is designed to motivate and reward executives’ contributions to enhancing long-term stockholder value and the achievement of long-term business objectives.

In February 2016, the Committee determined the value of the 2016 annual long-term incentive grants based on each executive’s responsibilities, skills, and experience as compared with relevant market data.

The Committee granted executives a combination of options and RSUs in 2016. As discussed further below, in connection with the Committee’s continued evaluation of the Company’s executive compensation program, in 2017, the Committee awarded performance share units to its executive officers. This element of compensation is described in more detail in the section titled “2017 Long-term Incentive Program” below.

2016 Long-term Incentive Vehicles	Options (60% of grant value) were granted because these awards create value only to the extent Knowles’ stock price appreciates over the stock price at the time of grant. RSUs (40% of grant value) were granted because these awards also reward executives for stock price appreciation, while providing more stable value to enhance executive retention. Both the options and RSUs vest ratably over time to encourage retention.

Annual options and RSUs were awarded on February 17, 2016 and are shown in the following table.

Annual Long-term Incentive Grants

	2015 Annual Grants			2016 Annual Grants
Executive	Options	RSUs	Total	Options	RSUs	Total
Jeffrey S. Niew	$2,400,000	$1,600,000	$4,000,000	$2,400,000	$1,600,000	$4,000,000
John S. Anderson	$450,000	$300,000	$750,000	$450,000	$300,000	$750,000
Christian U. Scherp	$240,000	$160,000	$400,000	$360,000	$240,000	$600,000
Daniel J. Giesecke	$240,000	$160,000	$400,000	$360,000	$240,000	$600,000
Thomas G. Jackson	$240,000	$160,000	$400,000	$240,000	$160,000	$400,000
Paul M. Dickinson	$240,000	$160,000	$400,000	$360,000	$240,000	$600,000

As shown in the table above, the 2016 long-term incentive values awarded to Messrs. Scherp, Giesecke, and Dickinson increased in 2016 as compared to 2015. For 2016, the Committee evaluated the total compensation provided to these NEOs versus market data, and determined to increase their levels to bring their compensation into further alignment with the competitive market data.

2017 Long-term Incentive Program

Knowles introduced performance share units in 2017 as 25% of the overall long-term incentive target grant value. The remainder of the equity mix was weighted 25% options and 50% RSUs.

2017 Long-term Incentive

Vehicles

The performance share units are based on three-year revenue and stock price multiplier performance goals, resulting in a possible payout range between 0% and 225% of target. While highly leveraged, this program requires meaningful performance to achieve these goals. The goals were determined based on the expected performance of the Company and market growth rates, with maximum performance levels designed to be difficult to achieve in light of historical performance. Regardless of stock price performance, the NEOs will receive no payout if the revenue threshold goal is missed. Additionally, payout will be reduced if stock price growth is below threshold performance, regardless of revenue achievement.

Other Compensation Programs and Policies

Severance and Change in Control Benefits

Knowles does not offer employment contracts to any of its NEOs; however, NEOs participate in Knowles’ Executive Severance Plan (the “Severance Plan”) and Senior Executive Change-In-Control Severance Plan (the “CIC Severance Plan”). These plans help accomplish Knowles’ objective of attracting and retaining talented executives. The Committee believes it is appropriate to provide executive officers with the compensation and protection under these plans. These plans reduce the need to negotiate individual severance arrangements with departing executives and protect Knowles’ executives from termination for circumstances not of their doing. The Committee also believes the CIC Severance Plan promotes management independence and helps retain, stabilize, and focus executives in the event of a potential change-in-control.

See the “Potential Payments upon Termination or Change-in-Control” section of this Proxy Statement for further information regarding these plans and a quantification of the compensation to be received under these plans in the event of a change-in-control or termination of an NEO’s employment as of December 31, 2016.

Benefits

The NEOs participate in retirement and benefit plans generally available to Knowles’ employees, and on the same terms as other employees. Knowles offers a 401(k) plan to substantially all U.S.-based employees and provides a company matching contribution denominated as a percentage of the amount of salary deferred into the plan by a participant during the course of the year.

Knowles provides the NEOs with limited perquisites, such as executive life insurance, that we believe are consistent with competitive pay practices. In addition, executives are also eligible to receive expatriate and relocation benefits in accordance with Knowles’ policies.

Starting in 2017, Knowles will also reimburse each NEO up to $4,000 for an annual physical examination in order to lower the risk that undiagnosed health issues may have on leadership continuity.

Hedging and Pledging

Executive officers (and their family members) are prohibited from engaging in any hedging transactions or any form of hedging involving the Company’s securities, including short sales and put and call options. In addition, executive officers may not pledge or hypothecate or approve the pledging or hypothecation of any Company securities which they own or beneficially control, as collateral for any loan or line of credit or to hold Company securities in a margin account.

Stock Ownership Guidelines

Knowles has stock ownership guidelines for NEOs of 5x base salary for the CEO and 3x base salary for the other NEOs. NEOs have five years from the date on which they become subject to the guidelines to satisfy the applicable guideline level and, if the level is not achieved, the Committee, in consultation with management, may pay a portion of that NEO’s annual bonus or other awards in shares. Once an individual reaches age 58, the Committee will have the discretion to relax the applicable guidelines for that NEO. For the purposes of these guidelines, ownership includes shares owned outright or held in a trust by the individual and jointly with, or separately by, the individual’s spouse and/or children sharing the same household as the individual, shares held through Knowles’ 401(k) plan, share units held through Knowles’ Deferred Compensation Plan, and the “in-the-money” value of vested, unexercised options and stock-settled appreciation rights (“SSARS”).

As of December 31, 2016, all of our NEOs are projected to meet the guidelines within the permitted timeframe to acquire shares by March 2019.

Tax Deductibility; Section 162(m)

As a publicly-traded company, Knowles is subject to Section 162(m) of the Internal Revenue Code, which limits Knowles’ ability to deduct for U.S. income tax purposes compensation in excess of $1 million paid to the Company’s chief executive officer and three other most highly compensated executive officers serving as of December 31, 2016 (excluding Mr. Anderson) unless the compensation is performance-based under Section 162(m). The Committee considers tax deductibility to be an important, but not the sole or primary, consideration in setting executive compensation. Because the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m) when necessary to enable Knowles to continue to attract, retain and motivate highly-qualified executives, it reserves the authority to approve potentially non-deductible compensation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

Based on such review and discussion with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2016.

Compensation Committee:

Richard K. Lochridge (Chair)

Hermann Eul

Ronald Jankov

Donald Macleod

2016 Summary Compensation Table

The following table sets forth information regarding 2016 and, to the extent required under SEC executive compensation disclosure rules, 2015 and 2014 compensation for each of our NEOs.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Jeffrey S. Niew President & Chief Executive Officer	2016	650,000	1,600,005	2,400,000	621,000	26,000	17,409	5,314,414
	2015	625,000	1,600,008	2,399,999	262,500	0	17,208	4,904,715
	2014	591,635	2,599,998	3,899,999	300,000	128,000	20,105	7,539,737
John S. Anderson Senior Vice President & Chief Financial Officer	2016	388,500	299,997	450,001	294,658	1,000	13,250	1,447,406
	2015	370,000	299,993	449,998	124,320	0	13,250	1,257,561
	2014	349,981	579,999	869,992	170,940	12,000	16,300	1,999,212
Christian U. Scherp President, Performance Audio	2016	425,000	240,005	360,001	314,288	0	131,431	1,470,725
	2015	402,500	240,007	360,002	163,094	0	360,732	1,526,335
	2014	380,000	520,023	779,994	95,000	0	352,182	2,127,199
Daniel J. Giesecke Senior Vice President & Chief Operating Officer	2016	357,500	240,005	360,001	193,676	0	13,211	1,164,393
	2015	325,000	160,008	240,001	80,600	0	14,691	820,300
	2014	287,789	520,023	779,994	86,400	0	18,086	1,692,292
Thomas G. Jackson(6) Senior Vice President & General Counsel	2016	385,000	159,999	240,001	208,574	0	45,917	1,039,491
	2015	385,000	160,008	240,001	53,130	0	246,486	1,084,625

Paul Dickinson(6)(7) President, Intelligent Audio	2016	325,000	240,005	360,001	101,888	0	282,342	1,309,236
	2015	307,019	240,007	360,002	46,800	0	121,073	1,074,901

(1)	The amounts reported in these columns are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”) and do not correspond to the actual value that might be realized by the NEOs. See Note 14 to the Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of the relevant assumptions used in calculating the amounts reported. The 2014 amounts represent Founders’ and annual long-term incentive grants of RSUs, which were made on March 7, 2014 (five days after Dover spun-off the Company as an independent, publicly-traded company) as follows: Mr. Niew $1,600,000; Mr. Anderson $300,000; Mr. Scherp $400,000; and Mr. Giesecke $400,000.

(2)	The amounts reported in these columns are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and do not correspond to the actual value that might be realized by the NEOs. See Note 14 to the Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of the relevant assumptions used in calculating the amounts reported. The 2014 amounts represent Founders’ and annual long-term incentive grants of nonqualified stock options, which were made on March 7, 2014 (five days after Dover spun-off the Company as an independent, publicly-traded company) as follows: Mr. Niew $2,400,000; Mr. Anderson $450,000; Mr. Scherp $600,000; and Mr. Giesecke $600,000.

(3)	The 2016 amounts represent the annual incentive bonus received by each NEO under the Knowles Corporation Executive Officer Annual Incentive Plan based on performance in 2016 as determined by the Compensation Committee. The annual incentive plan is discussed in our CD&A beginning on page 34 and the estimated possible threshold, target and maximum amounts for the incentive awards are reflected in the table “Grants of Plan Based Awards in 2016.”

(4)	Amounts represent changes in the present value of accumulated benefits under the Pension Replacement Plan, a legacy Dover plan. On February 28, 2014, Dover spun-off the Company as an independent, publicly-traded company.

(5)	Amounts included in this column for 2016 are set forth by category in the 2016 All Other Compensation Table below.

(6)	Messrs. Dickinson and Jackson were not NEOs in 2014.

(7)	Mr. Dickinson served as an executive officer through May 3, 2016.

2016 All Other Compensation Table

Name	401(k) Match ($)	Group Term Life Insurance ($)	Relocation ($) (1)	Tax Reimbursements ($) (2)	Total ($)
Jeffrey S. Niew	13,250	4,159	0	0	17,409
John S. Anderson	13,250	0	0	0	13,250
Christian U. Scherp	13,250	1,280	52,723	64,178	131,431
Daniel Giesecke	11,425	1,786	0	0	13,211
Thomas G. Jackson	13,250	0	22,508	10,159	45,917
Paul Dickinson	13,250	0	144,508	124,584	282,342

(1)	The amount reported for Mr. Scherp includes $34,380 for housing, $9,775 for transportation and $8,568 for storage of household goods. The amount reported for Mr. Jackson includes $17,168 for storage of household goods and $5,340 for home closing costs. The amount reported for Mr. Dickinson includes $99,467 for housing, $44,917 for airfare and $124 for transportation. These relocation expenses were valued on the basis of the aggregate incremental cost to the Company and represent the amount accrued for payment or paid to the service provider or NEO, as applicable.

(2)	The amount reported for Messrs. Scherp, Jackson and Dickinson represent tax gross-ups related to relocation costs.

Grants of Plan-Based Awards in 2016

The following table summarizes awards made to our NEOs in 2016. All equity awards were granted under the 2014 Equity and Cash Incentive Plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Type	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)
Jeffrey S. Niew	Stock Option (2)	2/17/2016					638,298	11.02	2,400,000
	Restricted Stock Unit (3)	2/17/2016				145,191			1,600,005
	Annual Incentive Plan (4)		390,000	780,000	1,560,000
John S. Anderson	Stock Option (2)	2/17/2016					119,681	11.02	450,001
	Restricted Stock Unit (3)	2/17/2016				27,223			299,997
	Annual Incentive Plan (4)		135,975	271,950	543,900

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Type	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)
Christian U. Scherp	Stock Option (2)	2/17/2016					95,745	11.02	360,001
	Restricted Stock Unit (3)	2/17/2016				21,779			240,005
	Annual Incentive Plan (4)		106,250	212,500	425,000
Daniel J. Giesecke	Stock Option (2)	2/17/2016					95,745	11.02	360,001
	Restricted Stock Unit (3)	2/17/2016				21,779			240,005
	Annual Incentive Plan (4)		89,375	178,750	357,500
Thomas G. Jackson	Stock Option (2)	2/17/2016					63,830	11.02	240,001
	Restricted Stock Unit (3)	2/17/2016				14,519			159,999
	Annual Incentive Plan (4)		96,250	192,500	385,000
Paul Dickinson	Stock Option (2)	2/17/2016					95,745	11.02	360,001
	Restricted Stock Unit (3)	2/17/2016				21,779			240,005
	Annual Incentive Plan (4)		81,250	162,500	325,000

(1)	The 2016 annual long-term incentive grants were approved by the Compensation Committee on February 17, 2016.

(2)	This stock option grant was made as part of the annual long-term incentive grant process, and has a grant date fair value which was calculated using a Black-Scholes value of $3.76 per stock option. These stock options become exercisable at a rate of 33% a year on the following dates: February 17, 2017; February 17, 2018; and February 17, 2019.

(3)	This RSU grant was made as part of the annual long-term incentive grant process. These RSUs become exercisable at a rate of 33% a year on the following dates: February 17, 2017; February 17, 2018; and February 19, 2019.

(4)	The amounts shown in this row reflect the potential payouts for 2016 performance under the Knowles Annual Incentive Plan. The threshold, target and maximum amounts assume, respectively, 50%, 100% and 200% satisfaction of the participant’s performance goals for 2016. The bonus amount paid in February 2017 is disclosed in the 2016 Summary Compensation Table in the column “Non-Equity Incentive Compensation” for 2016 for each NEO.

Outstanding Equity Awards at Fiscal Year-End 2016

The following table provides information as of December 31, 2016 regarding outstanding stock option awards and unvested stock awards held by each of the NEOs, including stock option and RSU awards granted by Dover prior to the spin-off which were converted into Knowles equity awards in connection with the spin-off.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unvested (1)		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(2)
Jeffrey S. Niew	121,396			17.91	02/16/2022
	88,888			29.53	03/05/2021
	82,710			21.77	02/09/2022
	75,254			23.92	02/14/2023
	56,050			14.28	02/11/2020
	36,093			22.17	02/10/2021
		242,792	(3)	17.91	02/16/2022
		44,445	(4)	29.53	03/05/2021
		177,778	(5)	29.53	03/05/2021
		638,298	(6)	11.02	02/16/2023
						145,191	(6)	2,426,142
						59,558	(3)	995,214
						54,182	(5)	905,381
						11,288	(4)	188,622
John S. Anderson	33,086			21.77	2/9/2022
	30,099			23.92	2/14/2023
	24,888			29.53	3/5/2021
	22,761			17.91	2/16/2022
		45,524	(3)	17.91	2/16/2022
		12,445	(4)	29.53	3/5/2021
		33,333	(5)	29.53	3/5/2021
		119,681	(6)	11.02	2/16/2023
						27,223	(6)	454,896
						11,167	(3)	186,601
						10,159	(5)	169,757
						3,161	(4)	52,820

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unvested (1)		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(2)
Christian U. Scherp	20,068			23.92	02/14/2023
	12,139			17.91	02/16/2022
	10,666			29.53	03/05/2021
	5,848			18.70	07/30/2022
		24,280	(3)	17.91	2/16/2022
		5,334	(4)	29.53	3/5/2021
		11,696	(7)	18.70	7/30/2022
		44,444	(5)	29.53	3/5/2021
		95,745	(6)	11.02	2/16/2023
						21,779	(6)	363,927
						13,546	(5)	226,354
						5,956	(3)	99,525
						2,852	(7)	47,657
						1,355	(4)	22,642
Daniel Giesecke	16,541			21.77	2/9/2022
	15,051			23.92	2/14/2023
	12,139			17.91	2/16/2022
	10,666			29.53	3/5/2021
	7,219			22.17	2/10/2021
		24,280	(3)	17.91	2/16/2022
		5,334	(4)	29.53	3/5/2021
		44,444	(5)	29.53	3/5/2021
		95,745	(6)	11.02	2/16/2023
						21,779	(6)	363,927
						13,546	(5)	226,354
						5,956	(3)	99,525
						1,355	(4)	22,642
Thomas G. Jackson	12,139			17.91	2/16/2022
	10,666			29.53	3/5/2021
		24,280	(3)	17.91	02/16/2022
		5,334	(4)	29.53	03/05/2021
		33,333	(5)	29.53	3/5/2021
		63,830	(6)	11.02	2/16/2023
						14,519	(6)	242,612
						10,159	(5)	169,757
						5,956	(3)	99,525
						1,355	(4)	22,642

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unvested (1)		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(2)
Paul Dickinson	12,139			17.91	2/16/2022
	10,666			29.53	3/5/2021
	5,848			18.70	7/30/2022
		24,280	(3)	17.91	2/16/2022
		5,334	(4)	29.53	3/5/2021
		11,696	(7)	18.70	7/30/2022
		13,333	(5)	29.53	3/5/2021
		95,745	(6)	11.02	2/16/2023
						21,779	(6)	363,927
						5,956	(3)	99,525
						4,064	(5)	67,909
						2,852	(7)	47,657
						1,355	(4)	22,642

(1)	Grants prior to March 7, 2014 were granted under the Dover equity compensation plans and were converted into Knowles stock-settled stock appreciation rights at the time of the spin-off in 2014.

(2)	Based on a December 30, 2016 closing Knowles stock price of $16.71 per share.

(3)	2015 annual grant which vests ratably on February 17, 2017 and February 19, 2018.

(4)	2014 annual grant which vested on March 7, 2017.

(5)	One-time Founders’ grant which vests ratably on March 7, 2017 and March 7, 2018.

(6)	2016 annual grant which vests ratable over a three-year period beginning February 17, 2017.

(7)	Promotion grant which will vest on July 30, 2017 and July 30, 2018.

Option Exercises and Stock Vested in 2016

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting (2)($)
Jeffrey S. Niew	—	—	47,335	531,818
John S. Anderson	—	—	11,252	126,067
Christian U. Scherp	—	—	5,759	68,920
Daniel Giesecke	—	—	5,585	62,250
Thomas G. Jackson	—	—	4,333	49,755
Paul M. Dickinson	—	—	5,759	68,920

(1)	Amount represents gross number of shares of common stock vested and does not reflect shares withheld by the Company for tax purposes.

(2)	Aggregate dollar value realized on vesting of the stock awards is calculated by multiplying the closing price of the common stock on the vesting date by the number of vested shares.

2016 Nonqualified Deferred Compensation

Name	Plan Name	Executive contributions in Last FY	Registrant contributions in Last FY	Aggregate earnings in Last FY (2)	Aggregate withdrawals/ distributions	Aggregate Balance at Last FYE
Jeffrey S. Niew	Knowles Deferred Compensation Plan	N/A(1)	0	$12,408	($32,735)	$200,384
John S. Anderson	Knowles Deferred Compensation Plan	N/A(1)	0	$6,575	($141,005)	$459,527
Christian U. Scherp	Knowles Deferred Compensation Plan	N/A(1)	0	($3,720)	($44,788)	0
Daniel Giesecke	Knowles Deferred Compensation Plan	N/A(1)	0	$4,589	($31,730)	$65,465
Thomas G. Jackson (3)	Knowles Deferred Compensation Plan	N/A	N/A	N/A	N/A	N/A
Paul M. Dickinson (3)	Knowles Deferred Compensation Plan	N/A	N/A	N/A	N/A	N/A

(1)	Employees are no longer eligible to contribute to the plan

(2)	Calculated using the December 31,2015 Aggregate Balance disclosed in the Knowles 2015 proxy statement as a starting balance.

(3)	Not eligible for the Knowles Deferred Compensation Plan

The deferred compensation plan is a legacy plan from Dover. This is a frozen plan and no new contributions have been made after the spin-off in February 2014. This nonqualified plan permitted select Dover management and highly compensated employees on U.S. payroll to irrevocably elect to defer up to 50% of salary and 100% of bonus and cash performance payments. No discretionary registrant contributions can be made to the plan.

Amounts deferred under the plan are credited with hypothetical investment earnings based on the participant’s investment elections made from among investment options designated under the plan. Participants are 100% vested in all amounts they defer, as adjusted for any earnings and losses on such deferred amounts.

Generally, deferred amounts will be distributed from the plan only on account of retirement at age 65 (or age 55 with 10 years of service), disability, other termination of service, or at a scheduled in-service withdrawal date chosen by the participant, subject to Section 409A of the Internal Revenue Code.

Pension Benefits Through 2016

Name	Plan Name	Number of Years Credited Service (#)(1)	Normal Retirement Age (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Jeffrey S. Niew	Knowles PRP	8.3	65	420,100	N/A
John S. Anderson	Knowles PRP	4.3	65	23,400	N/A
Christian U. Scherp (2)	N/A	N/A	N/A	N/A	N/A
Daniel Giesecke	Knowles PRP	8.3	65	0	N/A
Thomas G. Jackson (2)	N/A	N/A	N/A	N/A	N/A
Paul M. Dickinson (2)	N/A	N/A	N/A	N/A	N/A

(1)	Years of service are only credited through the December 31, 2013 plan freeze.

(2)	Not Eligible for the Knowles PRP.

Knowles Pension Replacement Plan

When Knowles was spun-off from Dover, we retained the Knowles Pension Replacement Plan (“PRP”), which is a frozen non-qualified pension plan for tax purposes.

Benefits accrued under the Knowles PRP reflect service while Messrs. Niew, Anderson and Giesecke were covered under the Dover Corporation Pension Replacement Plan prior to the spin-off of Knowles. Benefits were determined by multiplying the participant’s years of actual service as of December 31, 2013 (subject to a maximum of 30 years) by a percentage of the participant’s final average compensation as defined under the plan, reduced by the amount of company-provided benefits under any other retirement plans, including the pension plan, as well as the company-paid portion of Social Security benefits.

As of January 1, 2014, all of Knowles’ NEOs who participate in the PRP became fully vested in their benefits (in connection with the spin-off of Knowles from Dover) and are eligible to begin receiving benefits upon termination of employment. Knowles PRP benefits may be forfeited for “cause” (defined as conviction of a felony which places Knowles at legal or other risk, or is expected to cause substantial harm to the business of a Knowles company or its relationships with employees, distributors, customers or suppliers).

Normal retirement age for the Knowles PRP is age 65. Knowles employees who were participants on or before March 1, 2010 will be entitled to receive the portion of their benefits that accrued through December 31, 2009 without any reduction due to early retirement if they retire after they reach age 62 and complete 10 years of service.

Knowles does not anticipate establishing a new pension replacement plan nor covering additional employees in this plan.

Potential Payments upon Termination or Change-in-Control

The discussion and tables below describe the payments to which each of the NEOs would be entitled in the event of termination of such executive’s employment or a change-in-control as of December 31, 2016. Knowles has in place an executive severance plan (the “severance plan”) and senior executive change-in-control severance plan (the “CIC severance plan”). The severance plan creates a consistent and transparent policy for determining separation benefits for all similarly situated executives, and formalizes Knowles’ executive severance practices. The CIC severance plan likewise establishes a consistent policy regarding double-trigger change-in-control severance payments, and is based on market best practices. All of Knowles’ NEOs are eligible to participate in both the severance plan and the CIC severance plan as of December 31, 2016.

The severance plan provides that if a covered executive’s employment is terminated without cause (as defined in the severance plan), the executive will be entitled to certain severance benefits. The Equity and Cash Incentive Plan and Knowles’ other benefit plans each have their own provisions relating to rights and obligations under the plan upon termination. For a termination other than for cause, the NEOs would generally be entitled to the following benefits:

(a)	Twelve months of salary continuation

(b)	Twelve months of company-provided healthcare benefit continuation

(c)	A prorated annual incentive bonus for time worked during the year

(d)	Under the Knowles PRP, each participant will become entitled to receive the actuarial value of the participant’s benefit accrued through the date of the termination

(e)	Under the deferred compensation plan, amounts deferred under the plan will continue to accrue any earnings and will be payable in accordance with the elections made by the executive officer

In the event of death, disability or retirement, the NEO would also be entitled to the following:

(f)	Stock options or SSARs unvested at the date of termination would become vested and exercisable

(g)	Restricted stock or RSUs unvested at the date of termination would become vested (in the event of death or disability), or would continue to vest according to their original schedule (in the event of retirement)

The table below shows the aggregate amount of potential payments and other benefits that each of Knowles’ NEOs would have been entitled to receive if his employment had terminated under the specified circumstances, other than as a result of a change-in-control, on December 31, 2016. The amounts shown assume that termination was effective as of December 31, 2016, include amounts earned through such time and are estimates of the amounts which could have been paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of each executive’s termination of employment.

	Voluntary Termination ($)		Involuntary Not for Cause Termination ($)		For Cause Termination ($) (1)		For Retirement, Death or Disability ($)

Jeffrey S. Niew
Cash severance	0		1,430,000	(2)	0		0
Unvested restricted stock/RSUs	0		0		0		4,515,359	(3)
Vested Stock options/SSARs	0	(4)	0	(4)	0		0	(4)
Unvested stock options/SSARs	0		0		0		3,631,916	(5)
Retirement plan payments	325,144	(6)	325,144	(6)	0		325,144	(6)
Deferred comp plan	200,384	(7)	200,384	(7)	200,384	(7)	200,384	(7)
Health and welfare benefits	0		12,405	(8)	0		0
Total:	525,528		1,967,933		200,384		8,672,803

John S. Anderson
Cash severance	0		660,450	(2)	0		0
Unvested restricted stock/RSUs	0		0		0		864,074	(3)
Vested Stock options/SSARs	0	(4)	0	(4)	0		0	(4)
Unvested stock options/SSARs	0		0		0		680,985	(5)
Retirement plan payments	20,774	(6)	20,774	(6)	0		20,774	(6)
Deferred comp plan	459,527	(7)	459,527	(7)	459,527	(7)	459,527	(7)
Health and welfare benefits	0		17,200	(8)	0		0
Total:	480,301		1,157,951		459,527		2,025,360

Christian Scherp
Cash severance	0		637,500	(2)	0		0
Unvested restricted stock/RSUs	0		0		0		760,105	(3)
Vested Stock options/SSARs	0	(4)	0	(4)	0		0	(4)
Unvested stock options/SSARs	0		0		0		544,789	(5)
Retirement plan payments	0		0		0		0	(6)
Deferred comp plan	0	(7)	0	(7)	0	(7)	0	(7)
Health and welfare benefits	0		17,288	(8)	0		0
Total:	0		654,788		0		1,304,894

	Voluntary Termination ($)		Involuntary Not for Cause Termination ($)		For Cause Termination ($) (1)		For Retirement, Death or Disability ($)

Daniel Giesecke
Cash severance	0		536,250	(2)	0		0
Unvested restricted stock/RSUs	0		0		0		712,448	(3)
Vested Stock options/SSARs	0	(4)	0	(4)	0		0	(4)
Unvested stock options/SSARs	0		0		0		544,789	(5)
Retirement plan payments	0		0		0		0	(6)
Deferred comp plan	65,465	(7)	65,465	(7)	65,465	(7)	65,465	(7)
Health and welfare benefits	0		16,797	(8)	0		0
Total:	65,465		618,512		65,465		1,322,702

Thomas Jackson
Cash severance	0		577,500	(2)	0		0
Unvested restricted stock/RSUs	0		0		0		534,536	(3)
Vested Stock options/SSARs	0	(4)	0	(4)	0		0	(4)
Unvested stock options/SSARs	0		0		0		363,193	(5)
Retirement plan payments	0		0		0		0	(6)
Deferred comp plan	0		0		0		0	(7)
Health and welfare benefits	0		16,865	(8)	0		0
Total:	0		594,365		0		897,729

Paul Dickinson
Cash severance	0		487,500	(2)	0		0
Unvested restricted stock/RSUs	0		0		0		601,660	(3)
Vested Stock options/SSARs	0	(4)	0	(4)	0		0	(4)
Unvested stock options/SSARs	0		0		0		544,789	(5)
Retirement plan payments	0		0		0		0	(6)
Deferred comp plan	0		0		0		0	(7)
Health and welfare benefits	0		17,009	(8)	0		0
Total:	0		504,509		0		1,146,449

(1)	An executive whose employment is terminated by Knowles for cause will forfeit all outstanding cash and equity awards, whether or not vested or exercisable. The executive will receive a payment of amounts deferred and accrued in the deferred compensation plan but will forfeit benefits under the PRP in accordance with the PRP terms.

(2)	This amount represents 12 months’ salary continuation plus an amount equal to the pro rata portion of the target annual incentive payable for the year in which the termination occurs (reflects a full year’s target bonus for a termination December 31, 2016).

(3)	Restricted stock / RSUs would vest in the event of death or disability. In the event of retirement, the restricted stock or RSUs would continue to vest according to their original schedule. The amounts are based on the December 30, 2016 stock closing price of $16.71 per share.

(4)	The officers hold vested but unexercised options and/or SSARs as of December 31, 2015; however, all options and SSARs would be underwater at a December 30, 2016 stock closing price of $16.71 per share.

(5)	Stock options / SSARs would vest and become exercisable in the event of retirement, death or disability. The officers hold unvested options and/or SSARs as of December 31, 2016. The amounts reflect the intrinsic (in-the-money) value of unvested stock options and SSARs as of December 31, 2016 based on the December 30, 2016 closing stock price of $16.71 per share.

(6)	Reflects benefits accrued under the Knowles PRP as of December 31, 2016. Benefits accrued under the PRP are forfeited in the event of a termination for cause, as defined in the Knowles PRP.

(7)	These amounts reflect compensation deferred by the executive and earnings accrued thereon under the Knowles deferred compensation plan as of December 31, 2016; no increase in such benefits would result from the termination event.

(8)	Under the severance plan, an executive is entitled to a monthly amount equal to the then cost of COBRA health continuation coverage based on the level of health care coverage in effect on the termination date, if any, for the lesser of 12 months or the period that the executive receives COBRA benefits.

Potential Payments Following a Change-in-Control

Under the Knowles CIC severance plan, the payment of severance benefits following a change-in-control is subject to a double-trigger — that is, such benefits are payable only upon certain specified termination events within an 18 month period following a change-in-control. However, rights of an executive under Knowles’ Equity and Cash Incentive Plan, the Knowles deferred compensation plan, the Knowles PRP and other benefit plans are governed by the terms of those plans and typically are affected by the change-in-control event itself, even if the executive continues to be employed by Knowles or a successor company following the change-in-control.

The CIC severance plan, the Equity and Cash Compensation Plan and Knowles’ other benefit plans each have their own provisions relating to rights and obligations under the plan upon termination. In the event of a change-in-control and without a termination, the NEOs would generally be entitled to the following benefits:

(a)	Under the Knowles PRP, each participant will become entitled to receive the actuarial value of the participant’s benefit accrued through the date of the change-in-control

(b)	Under the deferred compensation plan, amounts deferred under the plan will continue to accrue any earnings and will be payable in accordance with the elections made by the executive officer

In the event of a qualified termination within 18 months of a change-in-control, the NEOs would generally be entitled to the following additional benefits:

(c)	A lump sum payment equal to 2.0 multiplied by the sum of (i) the executive’s annual salary on the termination date or the change-in-control date, whichever is higher, and (ii) his target annual incentive bonus for the year in which the termination or the date of the change-in-control occurs, whichever is higher

(d)	A lump sum payment equal to the then cost of COBRA health continuation coverage, based on the level of health care coverage in effect on the termination date, if any, for one year

(e)	All outstanding stock options and SSARs will immediately become exercisable in accordance with the terms of the appropriate stock option or SSAR agreement under the Equity and Cash Incentive Plan

(f)	All unvested restricted stock or RSUs will immediately become vested in accordance with the terms of the appropriate restricted stock or RSU agreement under the Equity and Cash Incentive Plan

Under the Knowles CIC severance plan, no executive is entitled to any gross-ups for excise taxes. Instead, the CIC severance plan provides for a “best net” treatment of change-in-control payments and benefits, where any NEO who would be subject to an excise tax will receive the greater of a) the after-tax benefit, net of any excise taxes or b) the maximum benefit possible up to a payment cap at which no excise tax would be applied, with benefits in excess of the payment cap cut back so as to fall under the payment cap.

The following table shows the potential payments and other benefits that each of the NEOs would have been entitled to receive upon a change-in-control on December 31, 2016, both with and without a termination.

	Change-in Control Only (Single-Trigger) ($)		Involuntary Termination Following a Change-in-Control (Double-Trigger) ($)

Jeffrey S. Niew
Cash severance	0		2,860,000	(1)
Unvested restricted stock/RSUs	0		4,515,359	(2)
Vested Stock options/SSARs	0	(3)	0	(3)
Unvested stock options/SSARs	0		3,631,916	(4)
Retirement plan payments	325,144	(5)	325,144	(5)
Deferred comp plan	200,384	(6)	200,384	(6)
Health and welfare benefits	0		12,405	(7)
Total:	525,528		11,545,208

John S. Anderson
Cash severance	0		1,320,900	(1)
Unvested restricted stock/RSUs	0		864,074	(2)
Vested Stock options/SSARs	0	(3)	0	(3)
Unvested stock options/SSARs	0		680,985	(4)
Retirement plan payments	20,774	(5)	20,774	(5)
Deferred comp plan	459,527	(6)	459,527	(6)
Health and welfare benefits	0		17,200	(7)
Total:	480,301		3,363,460

Christian Scherp
Cash severance	0		1,275,000	(1)
Unvested restricted stock/RSUs	0		760,105	(2)
Vested Stock options/SSARs	0	(3)	0	(3)
Unvested stock options/SSARs	0		544,789	(4)
Retirement plan payments	0		0
Deferred comp plan	0	(6)	0	(6)
Health and welfare benefits	0		17,288	(7)
Total:	0		2,597,182

Daniel Giesecke
Cash severance	0		1,072,500	(1)
Unvested restricted stock/RSUs	0		712,448	(2)
Vested Stock options/SSARs	0	(3)	0	(3)
Unvested stock options/SSARs	0		544,789	(4)
Retirement plan payments	0		0
Deferred comp plan	65,465	(6)	65,465	(6)
Health and welfare benefits	0		16,797	(7)
Total:	65,465		2,411,999

Thomas Jackson
Cash severance	0		1,155,000	(1)
Unvested restricted stock/RSUs	0		534,536	(2)
Vested Stock options/SSARs	0	(3)	0	(3)
Unvested stock options/SSARs	0		363,193	(4)
Retirement plan payments	0		0
Deferred comp plan	0		0
Health and welfare benefits	0		16,865	(7)
Total:	0		2,069,594

	Change-in Control Only (Single-Trigger) ($)		Involuntary Termination Following a Change-in-Control (Double-Trigger) ($)

Paul Dickinson
Cash severance	0		839,160	(8)
Unvested restricted stock/RSUs	0		601,660	(2)
Vested Stock options/SSARs	0	(3)	0	(3)
Unvested stock options/SSARs	0		544,789	(4)
Retirement plan payments	0		0
Deferred comp plan	0		0
Health and welfare benefits	0		17,009	(7)
Total:	0		2,002,618

(1)	Represents a lump sum payment equal to 2.0 multiplied by the sum of (i) the executive’s annual salary on the termination date or the change-in-control date, whichever is higher, and (ii) his target annual incentive bonus for the year in which the termination or the date of the change-in-control occurs, whichever is higher.

(2)	All unvested restricted stock or RSUs will immediately become vested in accordance with the terms of the appropriate restricted stock or RSU agreement under the Equity and Cash Incentive Plan. The amounts are based on the December 30, 2016 stock closing price of $16.71 per share.

(3)	The officers hold vested but unexercised options and/or SSARs as of December 31, 2016; however, all options and SSARs would be underwater at a December 30, 2016 stock closing price of $16.71 per share.

(4)	All outstanding stock options and SSARs will immediately become exercisable in accordance with the terms of the appropriate stock option or SSAR agreement under the Equity and Cash Incentive Plan. The officers hold unvested options and/or SSARs as of December 31, 2016 and the amounts are based on the December 30, 2016 stock closing price of $16.71 per share.

(5)	Reflects benefits accrued under the Knowles PRP as of December 31, 2016. Benefits accrued under the PRP are forfeited in the event of a termination following a change-in-control as defined in the Knowles PRP.

(6)	These amounts reflect compensation deferred by the executive and earnings accrued thereon under the Knowles deferred compensation plan as of December 31, 2016; no increase in such benefits would result from the termination event.

(7)	Reflects a lump sum payment equal to the then cost of COBRA health continuation coverage, based on the level of health care coverage in effect on the termination date, if any, for one year.

(8)	Reflects best-net cutback to severance amount for Mr. Dickinson of $135,840.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2018 ANNUAL MEETING

In order for stockholder proposals to be included in our proxy statement for the 2018 Annual Meeting, we must receive them at our principal executive offices, 1151 Maplewood Drive, Itasca, Illinois 60143, Attention: Secretary, by November 16, 2017, being 120 days prior to the date of the first anniversary of the date of our proxy statement for the 2017 Annual Meeting of Stockholders. All other stockholder proposals, including nominations for directors, in order to be voted on at the 2018 Annual Meeting, must be received by us not earlier than January 2, 2018 and not later than February 1, 2018 being, respectively, 120 days and 90 days prior to the date of the first anniversary of the 2017 Annual Meeting of Stockholders. In the event that the 2018 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the 2017 Annual Meeting of Stockholders, notice by a stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the 2018 Annual Meeting is mailed or such public disclosure of the date of the 2018 Annual Meeting is made, whichever first occurs.

Dated: March 16, 2017

By authority of the Board of Directors,

THOMAS G. JACKSON Secretary

KNOWLES CORPORATION ATTN: THOMAS JACKSON 1151 MAPLEWOOD DR. ITASCA, IL 60143	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 1, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 1, 2017. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E20845-P85694	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KNOWLES CORPORATION
The Board of Directors recommends you vote FOR the following nominees:
1. Election of directors

Class I Nominees to serve a three year term	For	Against	Abstain

1a. Jeffrey S. Niew	☐	☐	☐

1b. Keith L. Barnes	☐	☐	☐

1c. Richard K. Lochridge	☐	☐	☐

	The Board of Directors recommends you vote FOR proposals 2 and 3:					For	Against	Abstain

	2. Ratification of the appointment of PRICEWATERHOUSECOOPERS LLP as our independent registered public accounting firm for 2017.					☐	☐	☐

	3. Nonbinding advisory vote to approve named executive officer compensation.					☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E20846-P85694

KNOWLES CORPORATION

Annual Meeting of Stockholders

May 2, 2017 9:00 AM CDT

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jeffrey S. Niew, John S. Anderson and Thomas G. Jackson and each of them (with full power of substitution), as proxies for the undersigned, revoking all proxies previously given, and hereby authorizes them to vote all shares of Common Stock of Knowles Corporation that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at 9:00 a.m. CDT on May 2, 2017 at Sofitel Chicago Magnificent Mile, 20 East Chestnut Street, Chicago, Illinois 60611, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner specified on the reverse side. If this proxy is executed, but no instruction is given, this proxy will be voted “FOR” each of the director nominees and “FOR” proposals 2 and 3. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting and at any adjournment or postponement thereof.

Continued and to be signed on reverse side

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